UNITED STATES BANKRUPTCY COURT EASTERN DISTRICT OF NEW YORK
In re: BIORESTORATIVE THERAPIES, INC., Debtor.	Chapter 11 Case No. 20-71757-reg

AMENDED DISCLOSURE STATEMENT WITH RESPECT TO
AMENDED JOINT PLAN OF REORGANIZATION OF
BIORESTORATIVE THERAPIES, INC. AND AUCTUS FUND, LLC

MURPHY& KING, P.C.
One Beacon Street
Boston, MA  02108
Harold B. Murphy, Esq.
William R. Moorman, Jr., Esq.
Email:  wmoorman@murphyking.com
Telephone:  (617) 423-0400
Facsimile:   (617) 423-0498

(Counsel to Auctus Fund, LLC)

CERTILMAN BALIN ADLER & HYMAN, LLP
90 Merrick Avenue, 9th Floor
East Meadow, NY 11554
Richard McCord, Esq.
Robert D. Nosek, Esq.
Email: rnosek@certilmanbalin.com
Telephone: (516) 296-7000
Facsimile:  (516) 296-7111

(Counsel to BioRestorative Therapies, Inc.)

Dated: August 11, 2020

I. INTRODUCTION

Pursuant to Section 1125 of the Bankruptcy Code,1 BioRestorative Therapies, Inc. (the “Debtor”), the debtor and debtor-in-possession in the Bankruptcy Case, and Auctus Fund, LLC (“Auctus” and together with the Debtor, the “Proponents”), provide this disclosure statement (the “Disclosure Statement”) to all of the Debtor’s known creditors and parties in interest.  The purpose of this Disclosure Statement is to provide the information deemed necessary for creditors to make an informed decision in exercising their rights to vote on the Amended Joint Plan of Reorganization of BioRestorative Therapies, Inc. and Auctus Fund, LLC (the “Plan”) dated as of the date of this Disclosure Statement, a copy of which is attached as Exhibit A.  Auctus is the largest unsecured creditor of the Debtor, holding pre-petition convertible notes in an amount in excess of $3,300,000.00.  A summary of the Plan, the estimated Claims against the Debtor and the estimated dividend and other consideration to be received by the holders of Claims is set forth below.

THE DEBTOR AND AUCTUS, AS CO-PROPONENTS, URGE ALL CREDITORS TO VOTE TO ACCEPT THE PLAN BECAUSE IT IS ANTICIPATED TO PROVIDE A HIGHER AND MORE CERTAIN RETURN TO CREDITORS THAN ANY ALTERNATIVE.

The Proponents are providing the information in this Disclosure Statement to the holders of Claims and Equity Interests to solicit votes on the Plan.  Nothing in this Disclosure Statement may be relied upon or used by any entity for any other purpose.  Each creditor should carefully review the Plan and this Disclosure Statement in order to determine whether or not to accept or reject the Plan based upon the creditor’s independent judgment and evaluation.  No solicitation of votes on the Plan may be made except pursuant to this Disclosure Statement, and no person has been authorized to utilize any information concerning the Debtor’s business or assets other than the information contained in this Disclosure Statement.  The Bankruptcy Court’s approval of the adequacy of the information contained in this Disclosure Statement does not constitute the Bankruptcy Court’s approval or endorsement of the Plan.

As a condition to the DIP Facility (defined below) provided by Auctus, the Debtor relinquished its exclusive right to file a plan thereby creating the ability for any party in interest of the Debtor, be it a creditor or shareholder, to formulate, propose and seek confirmation of a plan to either rehabilitate or liquidate the Debtor.  See Order Approving DIP Facility [ECF Doc. No. 67].  Subsequent to that relinquishment, Auctus formulated the proposed Plan and sought and received input and information from the Debtor.  The Debtor joins Auctus as a co-proponent of this Plan after reviewing the options available to it.  In doing so, it decided in its business judgment that offering its creditors and shareholders a path that provides for continuation of the Debtor as a going concern is better for them than liquidating the Debtor.  Auctus and its agents developed the various budgets and projections accompanying this Disclosure Statement after being provided information from the Debtor during the plan development process, and include projections for the Reorganized Debtor’s operations which have been reviewed and commented on by the Debtor prior to inclusion herewith.  As of the filing of the Plan, no other proposed plan has been filed by any other party in interest in this case.

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1  Capitalized terms not otherwise defined in this disclosure statement shall have the meanings ascribed to them in the Plan (as defined below).

The description of the Plan in this Disclosure Statement is in summary form and is qualified by reference to the actual terms and conditions of the Plan, which should be reviewed carefully before making a decision to accept or reject the Plan.  In the event of any inconsistency or discrepancy between a description in this Disclosure Statement and the terms and provisions of the Plan or any other documents contemplated by the Plan, the Plan or such other documents will govern for all purposes.

The information contained in this Disclosure Statement has been provided by the Debtor, based upon its knowledge of its records, business and affairs, and Auctus, based on its review of such records and its projections concerning the future operations of the Debtor post-Effective Date.  Except as otherwise expressly indicated, such information has not been subject to audit or independent review.  Although great effort has been made to be accurate, neither the Proponents nor their respective professional advisors warrant the accuracy of the information contained in this Disclosure Statement.  The Proponents are making the statements and providing the financial information contained in this Disclosure Statement as of the date of this Disclosure Statement, unless otherwise specifically noted.

No representations concerning the Debtor, including the value of its assets or the aggregate dollar amount of claims which may be allowed, are authorized other than as set forth in this Disclosure Statement.  Any representations, warranties or agreements made to secure acceptance or rejection of the Plan that differ from those contained in this Disclosure Statement should not be relied upon in voting on the Plan.  Any descriptions of legal principles contained in this Disclosure Statement do not constitute a legal opinion and may not be relied upon by any creditor or party in interest.

This Disclosure Statement does not constitute, and may not be construed as, an admission of fact, liability, stipulation, or waiver.  The Debtor or any other authorized party may seek to investigate, file, and prosecute claims and may object to claims after the confirmation or effective date of the Plan irrespective of whether this Disclosure Statement identifies any such claims or objections to claims.

This Disclosure Statement has been prepared in accordance with Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3016(b) and is not necessarily prepared in accordance with Federal or state securities laws or other similar laws.  This Disclosure Statement has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any similar Federal, state, local, or foreign regulatory agency, nor has the SEC or any other agency passed upon the accuracy or adequacy of the statements contained in this Disclosure Statement.  Any representation to the contrary is a criminal offense.

Upon confirmation of the Plan, certain of the securities described in this Disclosure Statement will be issued without registration under applicable securities law, or similar Federal, state, local, or foreign laws, in reliance on the exemption set forth in Section 1145 of the Bankruptcy Code.  Other securities may be issued pursuant to other applicable exemptions under the Federal securities laws, including Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(d) promulgated thereunder.  To the extent exemptions from registration under Section 1145 of the Bankruptcy Code or applicable Federal securities law do not apply, the securities may not be offered or sold except pursuant to a valid exemption or upon registration under the securities act.  The Debtor makes statements in this Disclosure Statement that are considered forward-looking statements under Federal securities laws.  The Debtor considers all statements regarding anticipated or future matters to be forward-looking statements.  Forward-looking statements may include statements about: (a) the Debtor’s business and financial strategy; (b) the Debtor’s financial condition, revenues, cash flows, and expenses, and the adequacy thereof; (c) the Debtor’s levels of indebtedness, liquidity, and compliance with debt covenants; (d) the Debtor’s budget, projections, and operating results; (e) the amount, nature, and timing of the Debtor’s capital expenditures; (f) the availability and terms of capital; (g) successful results from the Debtor’s operations; (h) the integration and benefits of asset and property acquisitions or the effects of asset and property acquisitions or dispositions on the Debtor’s cash position and levels of indebtedness; (i) the Debtor’s intellectual property and technology; (j) the costs of conducting the Debtor’s other operations; (k) general economic and business conditions; (l) the effectiveness of the Debtor’s risk management activities; (m) the outcome of pending and future litigation; (n) governmental regulation and taxation; (o) the introduction of new competitors into the Debtor’s markets; (p) the uncertainty regarding the Debtor’s future operating results; (q) risks in connection with acquisitions; (r) the potential adoption of new governmental regulations; and (s) the Debtor’s ability to satisfy future cash obligations.

Statements concerning these and other matters are not guarantees of the Reorganized Debtor’s future performance.  There are risks, uncertainties, and other important factors that could cause the Reorganized Debtor’s actual performance or achievements to be different from those it may project, and the Debtor undertakes no obligation to update the projections made in this Disclosure Statement.

Each holder of a Claim or Equity Interest should consult with its own advisors with respect to any legal, financial, securities, tax, or business advice in reviewing this Disclosure Statement, the Plan, and the proposed transactions contemplated thereby.

II. SUMMARY OF THE PLAN

The Plan contemplates that new capital will be raised that will provide for the payment of Allowed Claims under the Plan and the funding of the Reorganized Debtor’s continued operations, including clinical trials and other steps necessary to continue the development of the Debtor’s technology and intellectual property.  The Plan provides for the satisfaction in full of all Allowed Secured Claims, Administrative Claims, Priority Claims and Priority Tax Claims, unless the holders of such Claims agree to different treatment.  The holders of Allowed General Unsecured Claims will receive, at their election, either (a) Common Stock in exchange for their Allowed Claims, or (b) if they choose to provide financing to the Reorganized Debtor in an amount of not less than seventy-five percent (75%) of their respective Allowed Claims, a Convertible Plan Note for the amount of their respective Allowed Claims and a Secured Convertible Plan Note for the amount of financing they provide to the Reorganized Debtor, plus one Plan Warrant for each dollar of financing they provide to the Reorganized Debtor.

A summary of the types of Claims and the projected recovery for each type of Claim follows.  A Claim is placed in a particular Class for the purpose of voting on the Plan, and only to the extent that such Claim is Allowed for voting purposes in that Class and such Claim has not been paid, released or otherwise settled prior to the Confirmation Date.

Type of Claim	Estimated Amount of Claim as of Petition Date	Plan Recovery	Voting Status
Administrative Claims	$25,000.00	Paid in the ordinary course of business	N/A
Professional Fee Claims	$82,500.00[2]	Paid in full	N/A
Priority Tax Claims	$0	Paid in full	N/A
Class 1 Secured Claims of John Desmarais, Tuxis Trust and/or Phoenix Cell Group Holdings, LLC	Between $357,000.00 and $1,357,000.00 (Proponents contend only $357,000 should be treated as Class 1 Secured Claims)	February 2020 Bridge Notes satisfied in full; Desmarais Note and Tuxis Trust Note treated as General Unsecured Claims unless otherwise ordered by the Bankruptcy Court	Impaired
Class 2 Priority Claims	$85,000.00	Paid in full	Unimpaired
Class 3 General Unsecured Claims	$14,796,000.00 (assumes approximately $1.0 million of alleged Class 1 Secured Claims are treated as Class 3 General Unsecured Claims)	Receipt of Common Stock or convertible notes and warrants, at the election of the holder	Impaired
Class 4 Convenience Class Claims	$70,000.00 (subject to election by creditors)	Lesser of 20% of Allowed Claim or $6,000.00.	Impaired
Class 5 Equity Interests	N/A	Retention of Equity Interests, but cancellation of Anti-dilution Rights and put rights	Impaired

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2  This figure is the estimated amount of fees and expenses that will be incurred by the Debtor’s retained professionals, i.e., Certilman Balin Adler & Hyman, LLP and K&L Gates, LLP, through August 31, 2020, net of a $50,000.00 retainer held by Certilman and no less than $272,500.00 funded or to be funded under the DIP Facility and held or to be held by the Debtor for the payment of allowed professional fees.

The description of the Claims and estimation of the recoveries set forth above does not constitute an admission that the claims are Allowed Claims.  The recovery under the Plan is a projection and the Proponents reserve all of their rights, claims and defenses with respect to any and all Claims.

III. INFORMATION ABOUT THE REORGANIZATION PROCESS

3.1	Purpose of Disclosure Statement

This Disclosure Statement includes background information about the Debtor and also identifies the classes into which creditors have been placed by the Plan.  The Disclosure Statement describes the proposed treatment of each of those classes if the Plan is confirmed.  In addition, this Disclosure Statement contains information concerning the prospects for creditors in the event of confirmation or, in the alternative, the prospects if confirmation is denied or the proposed Plan does not become effective.

Upon approval by the Bankruptcy Court and in accordance with the provisions of the Bankruptcy Code, this Disclosure Statement and any exhibits will have been found to contain adequate information of a kind and in sufficient detail that would enable a reasonable, hypothetical investor, typical of a holder of impaired Claims or Equity Interests, to make an informed judgment about the Plan.  Approval of this Disclosure Statement by the Bankruptcy Court, however, does not constitute a recommendation by the Bankruptcy Court either for or against the Plan.

3.2	Voting Procedure

All creditors and holders of Equity Interests entitled to vote on the Plan may cast their votes for or against the Plan by completing, dating, signing and causing the Ballot Form accompanying this Disclosure Statement to be returned to the following address in the enclosed envelope:

CERTILMAN BALIN ADLER & HYMAN, LLP
90 Merrick Avenue
East Meadow, NY 11554
Attn:  Robert D. Nosek, Esq.

Ballots must be received on or before 4:00 P.M. (Eastern Standard Time) on September 3, 2020 to be counted in the voting.  Ballots received after this time will not be counted in the voting unless the Bankruptcy Court so orders.

3.3	Ballots

Accompanying this Disclosure Statement is a ballot for acceptance or rejection of the Plan (a “Ballot”).  Each party in interest entitled to vote on the Plan will receive a Ballot.  All Classes except Classes 2 (Priority Claims) are impaired and may vote on the Plan.  Each member of a voting Class will be asked to vote for acceptance or rejection of the Plan and make whichever election is available to each voting Class.  A party who holds Claims in more than one Class should complete a Ballot for each Class with respect to the applicable portion of its Claim included in each Class.

3.4	The Confirmation Hearing

The Bankruptcy Court has scheduled a hearing on confirmation of the Plan to commence on September 10, 2020 at 11:30 a.m. (Eastern Standard Time), or as soon thereafter as the parties can be heard.  The Confirmation Hearing will be held before the Honorable Robert E. Grossman, United States Bankruptcy Judge, by teleconference using Court Solutions (www.court-solutions.com), United States Bankruptcy Court for the Eastern District of New York, Alfonse M. D’Amato U.S. Courthouse, 290 Federal Plaza, Central Islip, NY 11722.  At the hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code, including whether it is feasible and whether it is in the best interests of holders of Claims and Equity Interests.  The Bankruptcy Court will also receive and consider a report of plan voting prepared by the Proponents and summarizing the votes for acceptance or rejection of the Plan by the parties entitled to vote.

3.5	Acceptances Necessary to Confirm Plan

At the Confirmation Hearing, the Bankruptcy Court must determine, among other things, whether each impaired Class has accepted the Plan.  Under Section 1126 of the Bankruptcy Code, an impaired Class is deemed to have accepted the Plan if at least 2/3 in amount and more than 1/2 in number of the Allowed Claims of Class members who have voted to accept or reject the Plan have voted for acceptance of the Plan.  Unless there is acceptance of the Plan by all members of an impaired Class, the Bankruptcy Court must also determine that Class members will receive under the Plan property of a value, as of the Effective Date, that is not less than the amount that such Class members would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date.

Section 7.2 of the Plan provides, in part: “If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.”  Such “deemed acceptance” by an impaired class in which no class members submit ballots satisfies Section 1129(a)(10) of the Bankruptcy Code.  See In re Ruti-Sweetwater, Inc., 836 F.2d 1263 (10th Cir. 1988); In re Adelphia Communications Corp., 368 B.R. 140, 260-262 (Bankr. S.D.N.Y. 2007).

3.6	Confirmation of the Plan without the Necessary Acceptances.

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided that the plan has been accepted by at least one impaired class.  Pursuant to Section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the Plan.

If any Impaired Class rejects the Plan, the Proponents reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of Section 1129(b) of the Bankruptcy Code.  To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Proponents may request Confirmation of the Plan, as it may be modified from time to time, under Section 1129(b) of the Bankruptcy Code.  Auctus reserves the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of Section 1129(b) of the Bankruptcy Code.

A.	No Unfair Discrimination.

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan.  The test does not require that the treatment be the same or equivalent, but that treatment be “fair.”  In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims or interests of equal rank (e.g., classes of the same legal character).  Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly.  A plan could treat two classes of creditors differently without unfairly discriminating against either class.

B.	Fair and Equitable Test.

The fair and equitable test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100 percent of the amount of the allowed claims in such class.  As to each non-accepting class, the test sets different standards depending on the type of claims or interests in such class.  As set forth below, the Proponents believe that the Plan satisfies the “fair and equitable” requirement, notwithstanding the fact that certain Classes may reject the Plan.  There is no Class receiving more than a 100 percent recovery.

(1)	Secured Claims.

The condition that a plan be “fair and equitable” to a non-accepting class of secured claims may be satisfied, among other things, if a debtor demonstrates that: (i) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan; and (ii) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.

(2)	Unsecured Claims.

The condition that a plan be “fair and equitable” to a non-accepting class of unsecured claims includes the requirement that either: (i) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (ii) the holder of any claim or any interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or junior interest any property unless the junior class provides “new value” or other consideration to the Debtor.  If the class of unsecured claims accepts the Plan, then there is no prohibition on a junior claim or junior equity interest receiving or retaining property under the Plan.  Creditors with Secured Claims do not have standing to assert that a plan’s treatment is not fair and equitable to unsecured creditors.

(3)	Interests.

The condition that a plan be “fair and equitable” to a non-accepting class of interests includes the requirements that either: (i) the plan provides that each holder of an interest in that class receives or retains under the plan on account of that interest property of a value, as of the effective date of the plan, equal to the greater of: (1) the allowed amount of any fixed liquidation preference to which such holder is entitled; (2) any fixed redemption price to which such holder is entitled; (ii) the value of such interest; or (iii) if the class does not receive the amount as required under (i) no class of interests junior to the non-accepting class may receive a distribution under the plan.

The Proponents may, at their option, choose to rely on Section 1129(b) to seek confirmation of the Plan if it is not accepted by all impaired Classes of Creditors and Equity Interests.

IV. GENERAL INFORMATION

4.1	Description of the Debtor

A.	The Debtor

The Debtor is a publicly traded company (Stock Symbol:  BRTX) that develops therapeutic products and medical therapies using cell and tissue protocols, primarily involving adult stem cells. The Debtor’s website is at www.biorestorative.com.  The Debtor is currently developing a Disc/Spine Program referred to as “brtxDISC”.  Its lead cell therapy candidate, BRTX-100, is a product formulated from autologous (or a person’s own) cultured mesenchymal stem cells collected from the patient’s bone marrow.  The product is intended to be used for the non-surgical treatment of painful lumbosacral disc disorders.  In developing BRTX-100, the Debtor obtained an exclusive license (the “License”) to use patent-pending technology for investigational adult stem cell treatment of disc and spine conditions, including protruding and bulging lumbar discs.  The technology is an advanced stem cell injection procedure that may offer relief from lower back pain, buttock and leg pain, and numbness and tingling in the leg and foot.  Moreover, that license also includes a patented investigational curved needle device that is a needle system designed to deliver cells and/or other therapeutic products or materials to the spine and discs.  Also as part of that license, the Debtor sublicenses a part of the licensed intellectual property back to the licensor which results in yearly revenues.  In 2019, that revenue totaled approximately $130,000.

In February 2017, the Debtor received authorization from the Federal Drug Administration to commence a Phase 2 clinical trial investigating the use of BRTX-100, the Debtor’s lead cell therapy candidate, in the treatment of chronic lower back pain arising from degenerative disc disease.  If the Debtor does not re-negotiate the time to complete the clinical trials, then the License may become non-exclusive, and it is possible that a competitor may obtain a license to develop the same stem cell treatment.  However, the Debtor believes that the market for the product is very large and growing with room for multiple competitive participants.

The Debtor is also engaging in research efforts with respect to a platform technology utilizing brown adipose (fat) for therapeutic purposes to treat type 2 diabetes, obesity and other metabolic disorders and has labeled this initiative its ThermoStem™ Program.  Further, the Debtor has licensed a patented curved needle device that is a needle system designed to deliver cells and/or other therapeutic products or material to the spine and discs or other potential sites.  Patents related to the ThermoStem™ Program were issued, or are scheduled to be issued, to the Debtor by (i) the United States in September 2015, January 2019 and March 2020; (ii) Australia in April 2017 and October 2019; (iii) Japan in December 2017; and (iv) Israel in August 2019.  Additionally, the Debtor was advised in April 2020 that a patent from the European Union was issued, with the company filing validations of that patent in the United Kingdom and eight different EU countries, including, but not limited Germany, Italy and France.

As of the Petition Date, the Debtor employed seven people, including three laboratory technicians.  As of that date, the senior management of the Debtor was comprised of Mandy Clyde, Vice President of Operations and Secretary, Robert Paccasassi, as Vice President of Quality and Compliance, Francisco Silva, as Vice President of Research and Development, and Mark Weinreb as President and Chief Executive Officer.  As of May 6, 2020, Ms. Clyde resigned from the company to pursue other employment opportunities.  The board of directors of the Debtor (the “Board”) is comprised of Robert B. Catell, A. Jeffrey Radov, Paul Jude Tonna and Mark Weinreb, with Messrs. Catell, Radov and Tonna being “independent directors” based on the definition of independence in Listing Rule 5605(a)(2) The Nasdaq Stock Market and Rule 10A-3(b)(1) under the Exchange Act.  The Proponents will disclose the identity of the post-Effective Date officers and directors of the Reorganized Debtor in the Plan Supplement.

The Debtor has a wholly owned subsidiary, Stem Pearls, LLC, which has no operations and did not file for bankruptcy protection.

As a development stage drug therapy company, the Debtor’s primary source of operating funds since inception has been equity and debt financings.

B. The Co-Proponent

Auctus is a private asset management firm, based in Boston, Massachusetts, that specializes in investing in small cap publicly traded companies.  Although Auctus invests in all in industries, the fund has a focus on healthcare.  Auctus’ principals have over twenty-five (25) years of experience in structured investment and the capital markets.

4.2 The Debtor’s Assets

As of the Petition Date, the Debtor owned assets worth approximately $933,652.00 at book value (i.e., after depreciation) which are comprised primarily of: (i) patents, trademarks and other intellectual property; (ii) cell lines; (iii) lab equipment; and (iv) office furniture and computers and equipment, excluding net operating losses.  The Debtor’s assets, as well as its books and records, are located at the Debtor’s premises located at 40 Marcus Drive, Melville, New York, which the Debtor leases.  The Debtor also has cell lines in laboratories at the University of Utah in Salt Lake City, Utah and the University of Pennsylvania in Philadelphia, Pennsylvania.  Since the Petition Date, the Debtor has been informed that it has been granted four additional patents and has submitted applications for four new patents, all related to the ThermoStem™ Program.  Detailed descriptions of the Debtor’s intellectual property, including its license with Regenerative Sciences, LLC, are available in its securities filings, which are publicly available at https://www.sec.gov/edgar/search-and-access.

4.3 The Debtor’s Liabilities3

Upon a motion by the Debtor, the Court entered an order establishing July 7, 2020 (the “Bar Date”), as the date by which all parties must file proofs of claim against the Debtors.  The description of the Claims in this Disclosure Statement is based on the Debtor’s Schedules, but the Proponents have not reviewed the proofs of claim filed by creditors as of the date of this Disclosure Statement.

A. Pre-Petition Secured Claims

In June 2016, the Debtor borrowed $500,000 from one of its members of its board of directors, John Desmarais (“Desmarais”), through a family trust, Tuxis Trust (“Tuxis”), by issuing Tuxis a promissory note secured by a lien on  the Debtor’s intellectual properties and equipment, with that note thereafter amended on July 5, 2017, further amended on November 17, 2018, further amended on November 20, 2018, and further amended on December 17, 2019 (the “Tuxis Note”).  As a result of the last amendment in December 2019, the maturity date of the Tuxis Note was extended to January 31, 2020.  The lien securing the Tuxis Note was perfected within one (1) year of the Petition Date and, as a result, it appears that such lien is avoidable under Chapter 5 of the Bankruptcy Code.

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3 The description of the claims set forth in this Disclosure Statement does not constitute an admission that the claims are Allowed Claims.  The Proponents reserve all of their rights, claims and defenses with respect to any and all claims and/or any liens asserted to secure such claims.

In July 2017, the Debtor borrowed an additional $175,000 from Desmarais, this time directly, by issuing Desmarais a promissory note secured by a lien on the Debtor’s intellectual properties and equipment, with that note amended on November 17, 2018, further amended on November 20, 2018, and further amended on December 17, 2019 (the “July 2017 Desmarais Note,” and collectively with the Tuxis Note, the “2016/2017 Notes”).  The lien securing the July 2017 Desmarais Note was perfected within one (1) year of the Petition Date and, as a result, it appears that such lien is avoidable under Chapter 5 of the Bankruptcy Code.  As a result of the last amendment in December 2019, the maturity date of the July 2017 Desmarais Note was extended to January 31, 2020.  Both the June 2016 Desmarais Note and the July 2017 Desmarais Note matured on January 31, 2020.  As of the Petition Date, the Debtor owed $999,027.40 in the aggregate on the 2016/2017 Notes.

As described in more detail below, the Debtor borrowed new funds from Desmarais or through another of his entities, Phoenix Cell Group Holdings, LLC (“Phoenix”), in February 2020 totaling $353,761.99, which the Debtor used to continue its operations during February 2020 through the Petition Date.  The February 2020 borrowing was comprised of a promissory note dated February 20, 2020, in the amount of $320,200.49, secured by substantially all of the Debtor’s assets, and a promissory note dated February 26, 2020 in the amount of $33,561.50, also secured by substantially all of the Debtor’s assets (collectively, the “February 2020 Bridge Notes”).  As of the Petition Date, the Debtor owed Desmarais $356,836.03 on account of the February 2020 Bridge Notes.

B. Administrative Claims

Since the Petition Date, the Debtor has been paying its obligations in the ordinary course of business, and the Proponents do not expect to have any material Administrative Claims arising from the Debtor’s post-petition operations.  The Debtor’s bankruptcy counsel estimates that its accrued and unpaid professional fees will be approximately $82,500 on the Effective Date net of the $50,000.00 retainer and funds set aside for the payment of the Debtor’s retained professionals under the DIP Facility.  The Debtor’s special patent counsel is being paid from the DIP Facility (described below) and the Proponents therefore do not anticipate any material Administrative Claim for the Debtor’s special counsel.

C. Unsecured Claims

As of the Petition Date, exclusive of payroll obligations, the Debtor’s unsecured liabilities were approximately $13,797,835.  Those liabilities, exclusive of employee related obligations, are comprised of (i) convertible promissory note debt in the aggregate amount of $10,101,493, including interest and fees; (ii) convertible promissory note debt held by current insiders, in the aggregate amount of $156,542; (iii) non-convertible promissory note debt, excluding the 2016/2017 Notes and the February 2020 Bridge Notes, in the aggregate amount of $481,050, (iv) rent and additional rent arrears to the Debtor’s landlord in the amount of $50,686; (v) unpaid amounts under a services agreement concerning an animal study in the amount of $15,409; and (vi) other unsecured trade debt other operating debt totaling approximately $2,991,792.  If the liens securing the 2016/2017 Notes are avoided, then the Debtor’s unsecured debt would increase by approximately $999,027.

As of the Petition Date, the Debtor owed its non-officer employees salaries of approximately $13,333, and officers $43,260 for the most recent pay period running from March 1, 2020 through and including March 15, 2020.  Thus, the total payroll accrued but unpaid as of the Petition Date totaled approximately $60,923, inclusive of the associated taxes to be withheld from the employees or otherwise paid by the employer.  Additionally, as of the Petition Date, the Debtor owed its employees and officers for expense reimbursements, a pre-petition severance claim, unused vacation time and unpaid salary totaling approximately $210,783.  Some portion of these amounts is likely entitled to priority treatment under Section 507 of the Bankruptcy Code.

D. Equity Interests

Under the Plan, existing stock in the Debtor will be retained by the holders of Allowed Equity Interests.  In addition to issuing stock, prior to the Petition Date the Debtor entered into various warrants, puts, subscription agreements and other related agreements for the purchase, sale or subscribe to shares of the Debtor.  Under the Plan, all pre-Petition Date warrants and options will also be retained by the holders thereof; provided, however, (i) all holders of Equity Interests shall have any and all of their Anti-dilution Rights extinguished and cancelled; (ii) all holders of Equity Interests shall have any and all of their rights to sell or put shares to the Debtor extinguished and cancelled; and (iii) if Class 3 and/or Class 4 vote to reject the Plan, the Equity Interests in the Debtor shall be cancelled.  The Plan contemplates that the Debtor’s authorized shares will be increased in conjunction with the exchange of debt for equity and the funding contemplated under the Plan.  Equity Interests shall be deemed Allowed based on the records maintained by the Debtor and the Debtor’s transfer agent absent a Final Order of the Bankruptcy Court to the contrary

E. Pre-Petition Litigation

Prior to the Petition Date, an action was commenced against the Debtor, Coventry Enterprises, LLC v. BioRestorative Therapies, Inc., CV-20-00703 (the “Coventry Action”), filed in the United States District Court for the Eastern District of New York (the “District Court”) that continued to be pending at the Petition Date.  In that action, the plaintiff4 held unsecured convertible notes issued by the Debtor which those parties were attempting to convert into common shares of the Debtor under the terms of those notes.  The complaint accused the Debtor of, among other things, not having sufficient shares of common stock reserved which allegedly prevented the conversion of such notes, and sought to compel the Debtor to release shares so that conversion of those notes could occur.  The Debtor filed an answer to that complaint.  On March 11, 2020, the District Court granted the plaintiff’s request for a preliminary injunction and issued an order for specific performance and equitable relief directing the Debtor to take certain steps to address, including, but not limited to, having the Debtor’s board of directors consider and, allegedly, implement a 1,000 to 1 reserve stock split.  On March 18, 2020, at a special meeting of the board of directors, the Debtor’s board approved taking action consistent with the Court’s directives, subject to having funds available to effectuate such actions.  Notwithstanding that outcome, the Debtor’s bankruptcy filing was not predicated on the existence of this action or the outcome thereof.

____________________
4  Several allegedly similarly situated convertible note holders, Power Up Lending, Auctus, Eagle Equities, LLC and EMA Financial, LLC, sought, and were permitted by the District Court, to intervene in and join the Coventry Action.

As a result of the Debtor’s bankruptcy filing, the Coventry Action was stayed by operation of law, with the District Court entering an order staying the case on March 23, 2020.

4.4 Events Precipitating the Bankruptcy Case

Subsequent to the FDA issuing its approval for the Debtor to commence a Phase 2 trial of BRTX-100, the Debtor engaged in efforts to raise funds sufficient to start such trial.  While the Debtor had some success raising funds in order to sustain its operations, those efforts were not successful in raising sufficient funds to commence the Phase 2 trial.  The Debtor’s efforts continued during the year prior to the Petition Date, with the Debtor directly and through retained professionals reaching out to numerous persons and entities, including individuals, medical device companies, healthcare funds, cell therapy companies, and pharmaceutical companies, in an attempt to summon interest by these entities to make a financial commitment to the Debtor’s programs through primarily licensing or purchasing structures.  Those discussions targeted a plethora of industries and the full range of company sizes and value.  There was no interest in acquiring outright any of the Debtor’s programs or technology, or the Company itself.  In addition, the Debtor was advised that any potential interest in the technology would only occur after a successful clinical trial of BRTX-100 (which the Debtor has yet to start and is unable to commence due to a lack of funding).  After contacting over 70 parties involved in degenerative disc disease, back pain, devices to treat the spine and general regenerative medicine, no parties expressed adequate interest to offer any indication to partner, acquire or license any of the Debtor’s programs.

On January 10, 2020, Desmarais resigned from the Debtor’s board of directors.  With the 2016/2017 Notes maturing on January 30, 2020, Desmarais advised the Debtor that such maturity dates would not be extended, but that he would forebear from calling a default and enforcing his rights under those notes.  Subsequent to the maturity of the 2016/2017 Notes, the Debtor received an offer from Desmarais, for the Debtor to sell all or substantially all of the Debtor’s assets, including, but not limited to, its owned intellectual properties and licenses of other intellectual properties and goodwill, as a going concern (collectively, the “Sale Assets”) through an orderly, competitive bid and sale process (the “Sale”) to Phoenix as part of a chapter 11 bankruptcy filing, subject to higher or better offers and Bankruptcy Court approval.

That offer (the “Phoenix Offer”) was thereafter negotiated by the Debtor and Phoenix and culminated in the execution of a stalking horse asset purchase agreement (the “Stalking Horse APA”), as further amended, which provided for the purchase by Phoenix of the Sale Assets, subject to the approval of this Bankruptcy Court and higher or better offers.

To facilitate the Debtor’s ongoing operations until the consummation of the Sale, Phoenix also agreed to provide debtor in possession financing sufficient to maintain operations of the Debtor, pay for the operating and administrative costs of the case according to an agreed upon budget, and implement the Sale process.  Accordingly, the Phoenix Offer contemplated the continuation of the Debtor’s business without any corresponding liabilities, and did not provide for a forced liquidation sale of the Sale Assets in pieces.

The February 2020 Bridge Notes funding was made so that the Debtor could continue to operate as a going concern while definitive documents for the proposed sale and DIP Facility, as well as documents necessary to commence a chapter 11 filing, were prepared.  After considering available options within the context of the status of the Debtor’s operations and inability to secure sufficient funding at that time, the Debtor determined in its business judgment to accept Phoenix’ offers to purchase the Sale Assets under the Stalking Horse APA, subject to the Bankruptcy Court’s approval and higher or better offers, and to fund the Sale process under 11 U.S.C. § 363(b) and (f) with the DIP Facility, subject to entry of both an order of the Court approving the DIP Facility on an interim basis and the Bid Procedures Order.

Absent the Sale of the Sale Assets under the proposed Stalking Horse APA, the Debtor and its board of directors determined it was unlikely that the Debtor would be able to prevent Desmarais from foreclosing on the Debtor’s assets which would have eliminated any ability to provide any material amount of money to its unsecured creditors.  Moreover, the Phoenix Offer preserved the going concern value of the Sale Assets and avoided a possible chapter 7 bankruptcy filing in which going concern value would have been materially impacted and subjected the Sale Asset to forced liquidation value realizations.  The Debtor believed no further purpose would have been served in maintaining the Debtor’s operations for a prolonged period beyond the Sale process without additional funding and incurrence of the extra cost and expense of seeking to reorganize the Debtor’s business due to its stage in business development, which relies on debt and/or equity investments to fund operations.  The Debtor strongly believed that the Sale Assets needed to be sold as quickly as possible in order to preserve the going concern value of those Assets for the benefit of the Debtor, its creditors and its Estate.  This bankruptcy case followed and was commenced on the Petition Date.

V. SIGNIFICANT POST PETITION EVENTS

5.1	General Information

The Debtor’s voluntary chapter 11 petition was filed on March 20, 2020.  The Debtor continues to operate as a debtor and debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.  As of the Petition Date and thereafter, the Debtor, as debtor in possession, has been authorized to manage its business and its assets in the ordinary course of business without specific Bankruptcy Court authorization.  The Debtor selected Certilman Balin Adler & Hyman, LLP (“Certilman”) as its general bankruptcy counsel, and K & L Gates, LLP (“K&L Gates”) as its special intellectual properties counsel.  The employment of Certilman was approved by the Bankruptcy Court on May 5, 2020, effective as of the Petition Date (ECF Doc. No. 60). The employment of K&L Gates was approved by the Bankruptcy Court on June 24, 2020, effective as of the Petition Date (ECF Doc. No. 68).

Because of the Debtor’s financial state and the amount of money Desmarais was willing to lend under the proposed DIP Facility in accordance with a proposed DIP operating budget, the Debtor commenced this case and sought to run the Sale process and close within the thirteen weeks provided for in the DIP budget.  In order to do so, the Debtor sought emergency approval of the bidding and notice procedures and approval of the DIP Facility so that the sale process could start forthwith.

5.2	Chapter 11 Activity

On the Petition Date, the Debtor filed the following motions seeking relief critical to avoid irreparable harm to the Debtor and its business (collectively, the “First Day Motions”). On March 26, 2020, the Bankruptcy Court conducted an emergency hearing to consider the First Day Motions designed to facilitate the Debtor’s transition into chapter 11 by approving certain regular business practices that may have not been specifically authorized under the Bankruptcy Code and/or required specific Bankruptcy Court approval.

A.
Debtor's Emergency Motion for Orders (1) Authorizing Debtor to (A) Obtain Post-Petition Secured, Superpriority Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363 AND 364; (B) Use of Cash Collateral Pursuant to 11 U.S.C. §§ 105 AND 363; (2) Granting Adequate Protection to Pre-Petition Secured Creditors Pursuant to 11 U.S.C. §§ 361, 362, 363 AND 364; (3) Scheduling a Final Hearing and Establishing Notice Requirements Pursuant to Bankruptcy Rules 2002 and 4001; and (4) Granting Related Relief [ECF Doc. No. 10], as supplemented (the “DIP Facility Motion”).

The DIP Facility Motion requested authority for the Debtor to borrow up to approximately $1.3 million from Phoenix during its chapter 11 case on an interim and final basis. After hearings on March 26, 2020 and April 3, 2020 and concerns raised by the Office of the United States Trustee, Auctus and several other creditors and parties in interest and the Court as to the Sale, including that such sale should be done through a plan process for approval, Phoenix ultimately declined to further amend the proposed DIP Facility without the Bankruptcy Court ruling on whether or not to grant the DIP Facility Motion.  Thereafter, Auctus proposed a smaller DIP facility of approximately $713,000 under a 13-week budget to the Debtor conditioned upon, among other things, the Debtor abandoning the proposed Sale and continuing as a going concern.  The Debtor and its board of directors evaluated the Auctus funding proposal and, in its business judgment, agreed to accept Auctus’ funding and open up the reorganization plan process to all parties in interest.  On April 22, 2020, the Debtor filed a supplement to the DIP Facility Motion [ECF Doc. No. 50] that replaced the proposed funding from Phoenix with the proposed funding from Auctus, and the Bankruptcy Court held an emergency hearing on the Auctus DIP Facility on April 23, 2020.  On April 24, 2020, the Bankruptcy Court entered an emergency order approving a portion of the Auctus DIP Facility on an interim basis [ECF Doc. No. 53].  That funding was approved on a final basis at the conclusion of the adjourned hearing on May 11, 2020, with the final order entered by the Court on June 19, 2020 [ECF Doc. No. 67].  As of July 31, 2020, Auctus fully funded the approximately $713,000 of the Auctus DIP Facility, and the Bankruptcy Court has approved the extension of that facility for an additional eight (8) weeks with an additional funding of approximately $401,000 on substantially the same terms as currently exist.

B.	Debtor's Motion for Entry of an Order Authorizing Debtor to Pay Its Prepetition Insurance Obligations and Maintain Its Postpetition Insurance Coverage [ECF Doc. No. 11] (the “Insurance Motion”).

The Insurance Motion sought authority to continue the Debtor’s various insurance policies, including commercial liability, workers compensation and director and officer coverage (the “D&O Policy”).  At the conclusion of the March 26, 2020 hearing, the Bankruptcy Court approved the Insurance Motion as to all of the Debtor’s insurance policies except as to the D&O Policy on an interim basis, and after a final hearing on April 23, 2020, on a final basis as to all of those polices except the D&O Policy.

C.
Debtor's Motion for Entry of Interim and Final Orders Authorizing Payment of Certain Prepetition Accrued Wages, Salaries, and Related Taxes and Employee Benefits, and Authorizing and Directing Bank to Honor Employee Wage and Salary Checks [ECF Doc. No. 12] (the “Wages Motion”).

The Wages Motion sought authority to pay certain pre-petition wages, salaries, commissions, and related benefits due to the Debtor’s employees (collectively, the “Wages”). The Debtor sought this relief out of concern that, if the Wages were not paid on a timely basis, the Debtor’s employees might leave and attempt to find work elsewhere.  None of the Wages approved were greater than the statutory limit of $13,650.00 as provided under Bankruptcy Code § 507.
The Bankruptcy Court approved the Wages Motion on a final basis on the record at the conclusion of the April 23, 2020 hearing, and the Debtor paid its employees a total of approximately $10,000 in Wages.

D.	The Sale Motion

Separate from the First Day Motions, the Debtor also filed a motion seeking to approve the Sale [ECF Doc. Nos. 30, 31] (the “Sale Motion”).  After discussions with the Court and hearing concerns from the Office of the United States Trustee, Auctus and other creditors and parties in interest during the hearing on April 3, 2020, as well as a hearing on April 20, 2020 on an order to show cause issued by the Bankruptcy Court on April 14, 2020, as to why the Debtor’s case should not be converted or dismissed [ECF Doc. No. 40], the Debtor did not move forward with prosecution of the Sale Motion.  Rather, the Debtor pivoted to accepting the Auctus DIP Facility and continuing as a going concern while it attempts to reorganize.

E.	Post-Petition Operations

Through the post-petition restructuring process, the Debtor has maintained its talent and reputation in the market place. The Debtor has tightened expenses in all areas and continued its research and development of its ThermoStem™ Program.  Those particular efforts contributed to submitting four patent applications.  The Debtor has been advised post-petition that it has been awarded four patents for various aspects of that program, and filed to validate one of those patents issued by the European Union in the United Kingdom and eight member states of the EU.  It also completed a pilot animal study and began collecting and evaluating data from that research.  The Debtor has also continued to purse grant money which, if awarded, could provide additional funding to the Debtor.

F.	Projected Post-Effective Date Operations

In the event the proposed Plan is confirmed, the Reorganized Debtor’s operations following the Effective Date will be funded by the financing obtained pursuant to Sections 4.3(c)(ii) and 5.2 of the Plan, both before and after confirmation of the Plan.  Provided that at least $2,000,000 in other financing is raised prior to confirmation of the Plan, Auctus has agreed to provide financing of $3,000,000, less the DIP Obligation and the Plan Costs.  After the payment of amounts due on the Effective Date (detailed above), the Proponents project that the Reorganized Debtor will have at least approximately $3,000,000 to fund its post-Effective Date operations, which will provide funding for the Reorganized Debtor to operate for more than a year.  Following the Effective Date, the Reorganized Debtor intends to become current with its securities filings, maintain itself as a publicly traded company and seek to become up-listed onto the NASDAQ stock exchange.  The Reorganized Debtor will further seek to raise additional financing, pursuant to Section 5.2 of the Plan, to proceed with clinical trials for its ThermoStem™ Program and for BRTX-100 program.

VI. DESCRIPTION OF THE PLAN

The following is a summary of the significant provisions of the Plan and is qualified in its entirety by the provisions of the Plan, a copy of which accompanies this Disclosure Statement.  In the event and to the extent that the description of the Plan contained in this Disclosure Statement is inconsistent with any provisions of the Plan, the provisions of the Plan shall control and take precedence.  All creditors are urged to carefully read the Plan.

6.1	Unclassified Claims.

As provided in Section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims are not classified for the purposes of voting on, or receiving distributions under, the Plan.  All such Claims are instead treated separately in accordance with the terms set forth in Article II of the Plan.

A.	Administrative Expense Claims.

(1) General.  Except for Professional Fee Claims and except as otherwise agreed to by the Debtor and the holder of an Allowed Administrative Expense Claim, each such holder shall be paid in full in Cash on the later of: (i) the date such Allowed Administrative Expense Claim becomes due in accordance with its terms; and (ii) the Effective Date.

(2) U.S. Trustee’s Fees.  The outstanding fees due to the United States Trustee pursuant to 11 U.S.C. § 1930 shall be paid in full on or before the Effective Date.

(3) Professional Compensation and Expense Reimbursement Claims.

(i)
Within thirty (30) days after the Effective Date, each Professional shall file a final application for the allowance of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date.  Any such application granted by the Bankruptcy Court shall be paid: (1) within fifteen days of the entry of the order of the Bankruptcy Court approving such application, unless a stay of the order approving the application is obtained; or (2) upon such other terms as may be mutually agreed upon between the Professional and the Debtor or Reorganized Debtor.

(ii)
All fees and expenses of Professionals for services rendered after the Effective Date shall be paid by the Reorganized Debtor upon receipt of reasonably detailed invoices in such amounts and on such terms as such Professional and the Reorganized Debtor may agree.  No further order or authorization from the Bankruptcy Court shall be necessary to permit the Reorganized Debtor to pay the fees and expenses of Professionals for services rendered after the Effective Date.

(4) DIP Obligation.  The DIP Obligation shall, in accordance with Section 1145(a)(1) of the Bankruptcy Code, and pursuant to Section 5.2 of the Plan, be exchanged on or promptly after the Effective Date for a Secured Convertible Plan Note in an amount equal to one hundred percent (110%) of the DIP Obligation.

B. Priority Tax Claims.

Each holder of an Allowed Priority Tax Claim against the Debtor, if any, shall be paid, at the sole election of the Debtor, either: (a) upon such terms as may be agreed to between the Debtor and the holder of an Allowed Priority Tax Claim; (b) in full in Cash on the Effective Date; or (c) in installment payments of Cash commencing on the Effective Date and (i) of a total value as of the Effective Date equal to the Allowed amount of such Claim, (ii) over a period ending not later than five (5) years from the Petition Date, and (iii) in a manner not less favorable than the most favored General Unsecured Claim under the Plan.

6.2	Classification.

The Claims against and Equity Interests in the Debtors are categorized below pursuant to Sections 1122 and 1123(a)(1) of the Bankruptcy Code.  A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other Classes.  A Claim is placed in a particular Class for the purpose of voting on the Plan, and only to the extent that such Claim is Allowed for voting purposes in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date.

Class	Designation	Impairment	Entitled to Vote
1	Secured Claims of John Desmarais, Tuxis Trust and/or Phoenix Cell Group Holdings, LLC	Impaired	Yes
2	Priority Claims	Unimpaired	No
3	General Unsecured Claims	Impaired	Yes
4	Convenience Class Claims	Impaired	Yes
5	Equity Interests	Impaired	Yes

6.3	Class 1 – Secured Claims of John Desmarais, Tuxis Trust and/or Phoenix Cell Group Holdings, LLC.

A. Classification.  Class 1 shall consist of the Secured Claims against the Debtor held by John Desmarais, the Tuxis Trust and/or Phoenix Cell Group Holdings, LLC.

B. Impairment and Voting.  Class 1 is impaired under the Plan and the holder of the Class 1 Secured Claims shall be entitled to vote to accept or reject the Plan.

C. Claim Treatment.  In full and final satisfaction, settlement, discharge and release of the Allowed Class 1 Secured Claims, the holders of such Claims shall receive the following:

(i)
February 2020 Bridge Notes Allowed Secured Claims.  The holder of the Allowed Secured Claims arising from the February 2020 Bridge Notes shall receive, at the sole option of Auctus, one of the following: (1) payment in full of such Claim by monthly payments of principal and interest, based on an interest rate of four and one quarter percent (4.25%) per annum and a twenty (20) year amortization schedule, with all unpaid principal and interest due at the end of the sixtieth (60th) month following the Effective Date, provided that, the outstanding amount due may be pre-paid at any time without penalty, with such payments to commence on the first day of the first full month following the Effective Date; (2) cash on the Effective Date equal to the amount of the Allowed Secured Claims arising from the February 2020 Bridge Notes; (3) a Secured Convertible Plan Note in the amount of the Allowed Secured Claims arising from the February 2020 Bridge Notes; (4) such treatment as is agreed upon in writing between the Proponents and the holder of the Allowed Secured Claims arising from the February 2020 Bridge Notes; or (5) the treatment, as determined by the Bankruptcy Court, necessary to provide the holder of the Allowed Secured Claims arising from the February 2020 Bridge Notes with the indubitable equivalent of such Claim.  The Proponents believe that the amount that may be subject to this treatment is comprised of two loans that total approximately $357,000.

(ii)
Claims Secured by Avoidable Liens.  Unless otherwise ordered by the Bankruptcy Court, the Claims arising from the Desmarais Note and the Tuxis Note that are secured by Liens that were granted by the Debtor and/or perfected within one (1) year of the Petition Date: (1) shall be treated as Class 3 General Unsecured Claims, (2) shall not constitute Class 1 Allowed Secured Claims, and (3) the Liens securing such Claims shall be canceled, discharged and released pursuant to Article IX of the Plan.  There are two loans, one by John Desmarais in the amount of approximately $245,000 and one by the Tuxis Trust in the approximate amount of $754,000, which will receive this treatment. If and to the extent that the Bankruptcy Court does not enter an order avoiding the liens that allegedly secure the Claims arising from the Desmarais Note and the Tuxis Note, then the Reorganized Debtor will be required to treat such Claims as Class 1 Secured Claims.

D. Acceptance of Plan.  Notwithstanding Section 4.1(c)(i) of the Plan, if the holder of the Allowed Secured Claims arising from the February 2020 Bridge Notes irrevocably votes to accept the Plan, the holder of such Allowed Claim may elect to receive either the treatment set forth in Section 4.1(c)(i)(2) of the Plan, or the treatment set forth in Section 4.1(c)(i)(3) of the Plan.

6.4	Class 2 – Priority Claims.

Claim Treatment.  In full and final satisfaction, settlement, discharge and release of the Allowed Priority Claims, the holders of the Allowed Priority Claims shall be paid in full in Cash either: (i) in accordance with any pre-petition agreements between the holder of the Allowed Priority Claim and the Debtor, (ii) on the later to occur of the Effective Date or the date the Claim becomes an Allowed claim, or (iii) in accordance with any post-Petition Date agreement between the claimant and the Debtor.

6.5	Class 3 – General Unsecured Claims.

Claim Treatment.  In full and final satisfaction, settlement, discharge and release of the Allowed General Unsecured Claims, each holder of an Allowed General Unsecured Claim shall receive, at the election of the holder of such Allowed Claim, on or promptly after the Effective Date, or such other date after the Effective Date as provided for herein, one of the following:
(a)
In accordance with Section 1145(a)(1) of the Bankruptcy Code and subject to the Leak Out Restriction, shares of Common Stock in the Reorganized Debtor in an amount equal to the Allowed amount of the General Unsecured Claim multiplied by one-hundred (100); or

(b)	Provided that the holder of the Allowed General Unsecured Claim provides Cash to the Reorganized Debtor after the Effective Date equal to not less than the Financing Amount:
(1) in accordance with Section 1145(a)(1) of the Bankruptcy Code, in exchange for its Allowed General Unsecured Claim, and subject to the Leak Out Restriction, a Convertible Plan Note equal to the amount of the Allowed General Unsecured Claim; and
(2) pursuant to and in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(d) promulgated thereunder, (a) a Secured Convertible Plan Note equal to the Financing Amount; and (b) one Plan Warrant for each dollar of Financing Amount.
(c)
Election.  In the event that the holder of an Allowed General Unsecured Claim does not, when voting on the Plan, elect which treatment it will receive under Section 4.3(c) of the Plan, such holder shall make the election prior to the Effective Date or such later date as may be agreed upon by Auctus, barring which such holder shall receive the treatment set forth in Section 4.3(c)(i) of the Plan.

(d)
Execution of Documents.  Any holder of a General Unsecured Claim who elects the treatment provided for in Section 4(c)(ii) of the Plan shall, prior to the hearing on confirmation of the Plan or such later date as may be approved by Auctus, execute (i) an investor questionnaire, (ii) a commitment, in the form of a subscription agreement or other agreement acceptable to Auctus, (ii) an escrow agreement and (iii) such other documents customarily required for such a financing and as may be reasonably requested by Auctus.  Such holder may be required to place the Financing Amount in escrow prior to the hearing on confirmation of the Plan; provided, however, that both (i) the release of the Financing Amount from escrow and (ii) the purchase, sale and issuance of the Convertible Plan Note, the Secured Convertible Plan Note and the Plan Warrants shall not occur until after the occurrence of the Effective Date.

6.6	Class 4 – Convenience Class Claims.

Claim Treatment.  In full and complete satisfaction, settlement, release and discharge, each holder of an Allowed Convenience Class Claim shall receive, in Cash, upon the later to occur of the Effective Date or the date such Claim becomes an Allowed Claim, the lesser of:
(a)	Twenty percent (20%) of the holder’s Allowed Claim; or
(b)	$6,000.00.
Election.  Any creditor with an Allowed Claim may elect to become an Allowed Convenience Class Claim by doing so on the ballot approved by the Bankruptcy Court not later than the deadline for voting on the Plan.
6.7	Class 5 – Equity Interests.

The holders of Allowed Equity Interests in the Debtor shall retain such interests, provided, however, that: (i) all holders of Equity Interests shall have any and all of their Anti-dilution Rights extinguished and cancelled; (ii) all holders of Equity Interests shall have any and all of their rights to sell or put shares to the Debtor extinguished and cancelled; and (iii) if Class 3 and/or Class 4 vote to reject the Plan, the Equity Interests in the Debtor shall be cancelled.
6.8	Reservation of Rights With Respect to Claims.

The Proponents reserve the right to, among other things, (a) contest the right of the holder of any Claim to vote on the Plan, or designate the vote of the holder of any Claim, (b) contest the right of the holder of any Claim to receive distributions under the Plan, (c) seek to subordinate any Claim for inequitable conduct or otherwise, and (d) seek to estimate any claim for any purposes under the Plan.

6.9	Plan Implementation.

The Plan and the Reorganized Debtor’s post-Effective Date operations will be funded from the cash received in exchange for Secured Convertible Plan Notes, including the Minimum Contribution, and from any other financing as may be authorized pursuant to the Reorganized Debtor’s Organization Documents or applicable law.  Upon the Effective Date, the Reorganized Debtor is authorized to take all action permitted by their Organization Documents (as amended) and by the law, including, without limitation, to use their Cash and other Assets for all purposes provided for in the Plan and in its operations, to the borrow funds, to refinance its Secured obligations, to grant liens on its unencumbered Assets, and to sell its existing Assets.  Any Assets sold by the Reorganized Debtor to fund the Plan shall be transferred, assigned or otherwise conveyed to the buyer free and clear of all liens, claims, encumbrances and interests, with such liens, claims, encumbrances and interests to attach to the Net Proceeds of the sale to the same extent, priority and validity as is set forth in the Plan.

Following the Effective Date, Lance Alstodt will be the interim Chief Executive Officer and the interim Chief Financial Officer of the Reorganized Debtor.  The Reorganized Debtor’s board of directors will consist of Lance Alstodt and Francisco Silva; provided that the board of directors may be expanded and/or changed as a result of among other things, new funding raised for the Debtor.  Mr. Alstodt’s salary will be $225,000, plus other forms of consideration to be negotiated and consistent with emerging growth publicly traded biopharma companies.

6.10	Secured Convertible Plan Notes.

Any entity that is an Accredited Investor, as that term is defined in 17 CFR § 230.501, and has provided all documents customarily required to demonstrate such status, may, subject to the approval of Auctus, provide financing to the Reorganized Debtor prior to or after the Effective Date, in increments of $1,000.00, in exchange for which the entity providing the financing shall receive a Secured Convertible Plan Note in the amount of such financing and one Plan Warrant for each dollar of such financing; provided that, in no event shall such financing exceed the Financing Cap ($15,000.000.00) absent the express consent of Auctus.  If the financing provided under Section 4.3(c)(ii) and Section 5.2 of the Plan exceeds the Financing Cap, then Auctus shall have the right to limit the financing provided by any single holder of an Allowed General Unsecured Claim to an amount equal to seventy-five percent (75%) of such Allowed General Unsecured Claim.  Auctus shall have the right to choose which entities may provide financing under Section 5.2 of the Plan.  In consideration of the Minimum Contribution, Auctus shall receive two or more Secured Convertible Plan Notes in an amount equal to one-hundred ten percent (110%) of the aggregate of the Minimum Contribution, the DIP Obligation ad the Plan Costs.  The Secured Convertible Plan Note received by Auctus in exchange for the DIP Obligation in an amount equal to one hundred ten percent (110%) of the DIP Obligation shall be issued in accordance with Section 1145(a)(1) of the Bankruptcy Code.  Auctus shall also receive a Secured Convertible Plan Note for any amount of financing it provides to the Debtor in excess of the Minimum Contribution.  One condition to the Minimum Contribution is that the Debtor shall have received commitments for new financing, not including the Minimum Contribution, pursuant to Sections 4.3(c)(ii) and/or 5.2 of the Plan, in an amount of not less than $2,000,000.00, to be funded as soon as practicable following the Effective Date.

6.11	Revesting of Property.

Except as otherwise provided in the Plan, the Reorganized Debtor shall, as of the Effective Date, be vested with all of the Assets of the Debtor.

6.12	Preservation and Resolution of Causes of Action.

Except as provided in, and unless expressly waived, relinquished, exculpated, released, compromised or settled in the Plan, the Confirmation Order, any Final Order, or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, the Reorganized Debtor will exclusively retain and may enforce, and the Debtor and the Reorganized Debtor expressly reserve and preserve for these purposes, in accordance with Sections 1123(a)(5)(A) of the Bankruptcy Code, any Claims, demands, rights and Causes of Action that the Debtor or the Estate may hold against any person or entity.  No preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to them by virtue of or in connection with the confirmation or consummation of the Plan.  After the Effective Date and except as otherwise provided in the Plan, the Reorganized Debtor is authorized, without further Bankruptcy Court order, to compromise, settle and/or otherwise dispose of any Causes of Action.

6.13	Default.

No event of default under the Plan or any Plan Documents shall occur unless, in the event of a breach of the Debtor’s or the Reorganized Debtor’s obligations under the Plan, the holder of the Allowed Claim asserting the default shall provide written notice of such breach to the Reorganized Debtor and such breach is not cured: (a) in the event of a breach that can be cured by the payment of a sum of money, within ten (10) Business Days of the Reorganized Debtor’s receipt of such notice; and (b) for any other breach, within thirty (30) days of the Reorganized Debtor’s receipt of such notice, provided that, if such non-monetary breach cannot reasonably be cured within such 30-day period and the Reorganized Debtor has commenced curing such breach and continue to cure such breach, the thirty (30) day period shall be extended for such time as is reasonably necessary to cure such breach.

6.14	Allowance of Claims; Distributions.

Section 6.2(a) of the Plan provides for the objection to and allowance of Claims against the Debtor, as well as the procedures for making distributions to the holders of Allowed Claims.

6.15	Assumption of Executory Contracts and Unexpired Leases.

Pursuant to Sections 1123(b)(2) and 365(a) of the Bankruptcy Code, any executory contract or unexpired lease (excluding insurance policies) that (i) has not expired by its own terms on or prior to the Confirmation Date, (ii) has not been assumed, assumed and assigned or rejected with the approval of the Bankruptcy Court on or prior to the Confirmation Date, (iii) is not the subject of a motion to assume or reject which is pending at the time of the Confirmation Date, or (iv) is not designated by Auctus as being an executory contract or unexpired lease to be rejected at the time of confirmation of the Plan, shall be deemed assumed on the Effective Date.  The entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumption pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

6.16	Payments Related to The Assumption of Executory Contracts And Unexpired Leases.

(a) Payment of Claims Arising From Assumed Contracts And Leases.  Any Allowed Claims arising from the assumption of an executory contract or unexpired lease will receive, in full and complete satisfaction, settlement, release and discharge of such Claims, payment in the ordinary course of business as and when such Allowed Claims become due pursuant to such executory contract or unexpired lease.

(b) Disputed Claims and Bar Date.  If there is a dispute regarding (i) the amount of any claim arising from the assumption or rejection of an executory contract or unexpired lease, (ii) the ability of the Debtor or any assignee to provide “adequate assurance of future performance,” within the meaning of Section 365 of the Bankruptcy Code, under a contract or lease to be assumed, or (iii) any other matter pertaining to the assumption or assumption and assignment of any contract or lease, the payment of any Claim related to the foregoing will be made following entry of a Final Order resolving the dispute and approving the assumption.

6.17	Rejection Damage Claims.

If the rejection of an executory contract or unexpired lease by the Debtor results in a Claim by the other party or parties to such contract or lease, any claim for damages, if not previously evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Estate, the Reorganized Debtor and their respective properties, agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Proponents on or before thirty (30) days following the later to occur of: (a) the rejection of such executory contract or unexpired lease, and (b) the Confirmation Date.  Unless otherwise ordered by the Bankruptcy Court or provided in the Plan, all such Claims for which proofs of claim are timely filed will be treated as General Unsecured Claims subject to the provisions of the Plan.  The Debtor, the Reorganized Debtor or Auctus shall have the right to object to any such Claim for rejection damages in accordance with the Plan.

6.18	Discharge.

Except as otherwise expressly provided in Section 1141 of the Bankruptcy Code or the Plan, the distributions made pursuant to and in accordance with the applicable terms and conditions of the Plan are in full and final discharge as against the Debtor and the Reorganized Debtor of any debt or obligation of the Debtor that arose before the Effective Date, and any debt of the Debtor of a kind specified in Section 502(g), 502(h), or 502(i) of the Bankruptcy Code, and all Claims against the Debtor or the Estate of any nature, including, without limitation, any setoff claims and/or any interest accrued on any Claim from and after the Petition Date, whether or not: (a) a proof of claim based on such debt, obligation or Equity Interest is filed or deemed filed under Section 501 of the Bankruptcy Code, (b) such Claim is Allowed under Section 502 of the Bankruptcy Code, or (c) the holder of such Claim has accepted the Plan.

6.19	Injunction Relating to the Plan.

As of the Effective Date, all Persons are hereby permanently enjoined from commencing, continuing or enforcing in any manner or in any place, any action or other proceeding, whether directly, indirectly, derivatively or otherwise against the Debtor, the Estate or the Reorganized Debtor, on account of, or respecting any Claims, debts, rights, obligations, Causes of Action or liabilities discharged pursuant to the Plan, except to the extent expressly permitted under the Plan.

6.20	Releases.

(a)
DEBTOR RELEASES.  NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, AS OF THE EFFECTIVE DATE, FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR, THE DEBTOR AND ITS CURRENT AND FORMER AFFILIATES AND REPRENTATIVES AND THE ESTATE SHALL BE DEEMED TO HAVE PROVIDED A FULL, COMPLETE, UNCONDITIONAL AND IRREVOCABLE RELEASE TO (i) THE DEBTOR’S CURRENT OFFICERS, DIRECTORS, AGENTS AND PROFESSIONALS AND (ii) AUCTUS FUNDS, LLC, AND ITS CURRENT OFFICERS, DIRECTORS, AGENTS AND PROFESSIONALS (EACH, A “RELEASED PARTY,” AND COLLECTIVELY, THE “RELEASED PARTIES”) AND EACH SUCH RELEASED PARTY SO RELEASED SHALL BE DEEMED RELEASED BY THE DEBTOR AND ITS AFFILIATE AND REPRESENTATIVES AND THE ESTATE FROM ANY AND ALL CLAIMS, CAUSES OF ACTION AND ANY OTHER DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS, REMEDIES AND LIABILITIES WHATSOEVER, WHETHER ACCRUED OR UNACCRUED, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING BEFORE THE EFFECTIVE DATE, AS OF THE EFFECTIVE DATE OR ARISING THEREAFTER, IN LAW, AT EQUITY, WHETHER FOR TORT, CONTRACT, VIOLATIONS OF STATUTES (INCLUDING BUT NOT LIMITED TO THE FEDERAL OR STATE SECURITIES LAWS), OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, OR OTHER OCCURRENCE OR CIRCUMSTANCES EXISTING OR TAKING PLACE PRIOR TO OR ON THE EFFECTIVE DATE ARISING FROM OR RELATED IN ANY WAY TO THE DEBTOR, INCLUDING, WITHOUT LIMITATION, THOSE THAT THE DEBTOR WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT OR THAT ANY HOLDER OF A CLAIM OR EQUITY INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT FOR OR ON BEHALF OF THE DEBTOR OR THE ESTATE, INCLUDING WITHOUT LIMITIATION THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASE OR THE PLAN; PROVIDED, HOWEVER, THAT THE FOREGOING RELEASE SHALL NOT PROHIBIT THE DEBTOR OR THE ESTATE FROM ASSERTING ANY AND ALL DEFENSES AND COUNTERCLAIMS IN RESPECT OF ANY DISPUTED CLAIM ASSERTED BY ANY RELEASED PARTIES; PROVIDED FURTHER, THAT THE FOREGOING PROVISIONS OF THIS SECTION 6.19(a) SHALL HAVE NO EFFECT ON THE LIABILITY OF THE DEBTOR’S CURRENT DIRECTORS AND OFFICERS, THE DEBTOR’S DIRECTORS AND OFFICERS THAT SERVED IN SUCH CAPACITY AS OF THE PETITION DATE, THE DEBTOR’S PROFESSIONALS, AND THE REPRESENTATIVES OF EACH OF THE FOREGOING THAT RESULTS FROM ANY ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  NOTWITHSTANDING THE FOREGOING, THE DEBTOR DOES NOT RELEASE ANY AVOIDANCE ACTIONS TO AVOID ANY PERFECTION OF ANY SECURITY INTERESTS IN AND/OR LIENS AGAINST ANY OF THE DEBTOR’S TANGIBLE OR INTANGIBLE PROPERTY GRANTED BY THE DEBTOR WHICH PERFECTION ALLEGEDLY OCCURRED WITHIN ONE YEAR OF THE PETITION DATE.

(b)
CREDITOR RELEASES.  EXCEPT AS OTHERWISE SET FORTH IN THE PLAN, AS OF THE EFFECTIVE DATE, IN CONSIDERATION FOR, AMONG OTHER THINGS, THE OBLIGATIONS OF THE DEBTOR UNDER THE PLAN AND OTHER CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS OR DOCUMENTS TO BE ENTERED INTO OR DELIVERED IN CONNECTION WITH THE PLAN, (A) EACH HOLDER OF A CLAIM OR INTEREST THAT VOTES IN FAVOR OF THE PLAN AND (B) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, EACH PERSON THAT HAS HELD, HOLDS OR MAY HOLD A CLAIM OR EQUITY INTEREST OR AT ANY TIME WAS A CREDITOR OR EQUITY HOLDER OF THE DEBTOR AND THAT DOES NOT VOTE ON THE PLAN OR VOTES AGAINST THE PLAN, IN EACH CASE WILL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, RIGHTS, CAUSES OF ACTION AND LIABILITIES (OTHER THAN THE RIGHT TO ENFORCE THE REORGANIZED DEBTOR’S OBLIGATIONS UNDER THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS AND DOCUMENTS DELIVERED, OR THAT REMAIN IN EFFECT, UNDER THE PLAN), WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING IN LAW, EQUITY OR OTHERWISE, THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTOR, THE BANKRUPTCY CASE OR THE PLAN THAT SUCH ENTITY HAS, HAD OR MAY HAVE AGAINST THE DEBTOR, THE ESTATE, THE ESTATE’S ASSETS, THE REORGANIZED DEBTOR AND/OR THE REORGANIZED DEBTOR’S ASSETS.

The Amended Plan and the Creditor Releases set forth above do not require a creditor of the Debtor to release, or to be deemed to have released, any claim(s) such creditor owns and may directly bring against any person except as against the Debtor, the Debtor’s Estate, the Estate’s Assets, the Reorganized Debtor and/or the Reorganized Debtor’s Assets.  However, for the avoidance of doubt, because the Debtor and its Estate are waving claims they may have against, among other persons, i.e., the Released Parties, and such wavier includes claims, if any, that might otherwise be asserted derivatively by a creditor on behalf of the Debtor, upon the Effective Date, derivative claims, to the extent any exist, shall not be asserted by a creditor against any of the Released Parties.

6.21	Cancellation of Existing Indebtedness and Liens.

Except as is otherwise provided in the Plan, on the Effective Date: (a) all credit agreements, promissory notes, mortgages, security agreements, invoices, contracts, agreements and any other documents or instruments evidencing Claims against the Debtor, together with any and all Liens securing same, including without limitation any rights of setoff, shall be canceled, discharged and released without further act or action by any Person under any applicable agreement, law, regulation, order or rule, (b) the obligations of the Debtor thereunder shall be deemed cancelled, discharged and released, and (c) all of the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, will revert to the Reorganized Debtor.  To the extent deemed necessary or advisable by the Proponents, any holder of a Claim shall promptly provide the Reorganized Debtor with an appropriate instrument of cancellation, discharge or release, as the case may be, in suitable form for recording wherever necessary to evidence such cancellation, discharge or release, including the cancellation, discharge or release of any Lien securing such Claim.

6.22	Exculpation.

As of the Effective Date, the Debtor, its directors, officers, employees, agents and professionals (including professional firms and individuals within such firms) and Auctus, its directors, officers, employees, agents and professionals (including professional firms and individuals within such firms) shall be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.  To the fullest extent permitted by Section 1125(e) of the Bankruptcy Code, the Debtor, its directors, trustees, officers, employees, and professionals (including professional firms and individuals within such firms), and Auctus, its directors, officers, employees, agents and professionals (including professional firms and individuals within such firms) shall not have or incur any liability to any holder of any Claim against or Interest in or any other Person for any act or omission taken or not taken in good faith in connection with, or arising out of, the Chapter 11 Case, the Disclosure Statement, the Plan, or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any act taken or omitted to be taken during the Chapter 11 Case, including, without limiting the generality of the foregoing, all retentions, motions and applications, the Disclosure Statement, the pursuit of approval of the Disclosure Statement, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, and, without limitation, the steps taken to effectuate the transactions described in Article 6.8 of the Plan, except for acts or omissions constituting fraud, willful misconduct or gross negligence as determined by a Final Order; and in all respects such parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

6.23	Setoffs.

Except as otherwise provided in the Plan, nothing contained in the Plan shall constitute a waiver or release by the Debtor, the Estate and/or the Reorganized Debtor of any rights of setoff each may have against any Person.

6.24	Tax Consequences of the Plan.

The following is a general summary of certain material federal income tax consequences of the Plan and the distributions provided under the Plan.  This summary does not discuss all aspects of federal taxation that may be relevant to a particular creditor in light of its individual investment circumstances or to certain creditors or shareholders subject to special treatment under the federal income tax laws (for example, tax-exempt organizations, financial institutions, broker-dealers, life insurance companies, foreign corporations or individuals who are not citizens or residents of the United States).  This summary does not discuss any aspects of state, local or foreign taxation.  The impact on foreign holders of claims and equity interests is not discussed.

This summary is based upon the Internal Revenue Code of 1986, as amended (the “IRC”), the Treasury regulations (including temporary regulations) promulgated thereunder, judicial authorities and current administrative rulings, all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision.  Moreover, due to a lack of definitive judicial or administrative authority or interpretation and the complexity of the transactions contemplated in the Plan, substantial uncertainties exist with respect to various tax consequences of the Plan.  The Proponents have not requested a ruling from the Internal Revenue Service (the “IRS”) with respect to these matters and no opinion of counsel has been sought or obtained by the Proponents with respect thereto.  There can be no assurance that the IRS or any state or local taxing authorities will not challenge any or all of the tax consequences of the Plan, or that such a challenge, if asserted, would not be sustained.  FOR THE FOREGOING REASONS, CREDITORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES (FOREIGN, FEDERAL, STATE AND LOCAL) TO THEM OF THE PLAN.  THE PROPONENTS ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY CREDITOR, NOR ARE THE PROPONENTS RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

A. Federal Income Tax Consequences to the Debtor.

Cancellation of Indebtedness.  Generally, the Debtor will realize cancellation of debt (“COD”) income to the extent, if at all, that the Debtor pays a creditor pursuant to the Plan an amount of consideration in respect of a Claim against the Debtor that is worth less than the amount of such Claim.  For this purpose, the amount of consideration paid to a creditor generally will equal the amount of cash or the fair market value of property paid to such creditor.  Because the Debtor will be in a bankruptcy case at the time the COD income is realized (if any is realized), the Debtor will not be required to include COD income in gross income, but rather will be required to reduce tax attributes by the amount of COD income so excluded.

B. Tax Consequences to Creditors.

In General.  The federal income tax consequences of the implementation of the Plan to a holder of a Claim will depend, among other things, on: (a) whether such Claim constitutes a debt or a security for federal income tax purposes, (b) whether the holder of the Claim receives consideration in more than one tax year, (c) whether the holder of the Claim is a resident of the United States, (d) whether all the consideration received by the holder of the Claim is deemed to be received by the holder of the  Claim as part of an integrated transaction, (e) whether the holder of the Claim reports income using the accrual or cash method of accounting, and (f) whether the holder has previously taken a bad debt deduction or worthless security deduction with respect to the Claim.

Gain or Loss on Exchange.  Generally, a holder of an Allowed Claim will realize a gain or loss on the exchange under the Plan of his or her Allowed Claim for cash and other property in an amount equal to the difference between (i) the sum of the amount of any cash and the fair market value on the date of the exchange of any other property received by the holder (other than any consideration attributable to accrued but unpaid interest on the Allowed Claim), and (ii) the adjusted basis of the Allowed Claim exchanged therefore (other than basis attributable to accrued but unpaid interest previously included in the holder’s taxable income). Any gain recognized generally will be a capital gain (except to the extent the gain is attributable to accrued but unpaid interest or accrued market discount, as described below) if the Claim was a capital asset in the hands of an exchanging holder, and such gain would be a long-term capital gain if the holder’s holding period for the Claim surrendered exceeded one (1) year at the time of the exchange.

Any loss recognized by a holder of an Allowed Claim will be a capital loss if the Claim constitutes a “security” for federal income tax purposes or is otherwise held as a capital asset.  For this purpose, a “security” is a debt instrument with interest coupons or in registered form.

C. Information Reporting and Backup Withholding.

Under the backup withholding rules of the Internal Revenue Code, holders of Claims may be subject to backup withholding at the rate of 31 percent with respect to payments made pursuant to the Plan unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividends and interest income.  Any amount withheld under these rules will be credited against the holder’s federal income tax liability.  Holders of Claims may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL.  THE FEDERAL, STATE, AND FOREIGN TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN MANY AREAS, UNCERTAIN.  ACCORDINGLY, EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS STRONGLY URGED TO CONSULT WITH HIS OWN TAX ADVISOR REGARDING SUCH TAX CONSEQUENCES.

VII. MISCELLANEOUS

7.1 Exemption from Transfer Taxes.

Section 1146(c) of the Bankruptcy Code provides that transfers of property pursuant to a confirmed plan are not subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment.  Sales of real property, if any, by the Debtor after the Confirmation Date will not, therefore, be subject to any such tax or assessment.

7.2 Certain Securities Law Matters.

The Proponents believe that the Common Stock in the Reorganized Debtor, the Convertible Plan Notes, the Secured Convertible Plan Notes and the Plan Warrants issuable pursuant to the Plan are “securities,” as defined in Section 2(a)(1) of the Securities Act, Section 101 of the Bankruptcy Code, and any applicable state securities law (a “Blue Sky Law”). The Proponents also believe that the offer, sale, issuance and initial distribution of the Common Stock and the Convertible Plan Notes (collectively the “1145 Securities”) by the Reorganized Debtor pursuant to the Plan is exempt from federal and state securities registration requirements under various provisions of the Securities Act, the Bankruptcy Code and any applicable state Blue Sky Law as described in more detail below.  Because the Secured Convertible Plan Notes and the Plan Warrants (collectively the “Accredited Securities”) will be issued only to Accredited Investors (as defined under the Securities Act), the Proponents believe they will be subject to another available exemption from registration under the Securities Act and other applicable law.

A.	Issuance of 1145 Securities

i.
Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act, and state securities laws if three principal requirements are satisfied: (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (b) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (c) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in exchange for such claim or interest and partly for cash or property.

ii.
The Plan provides that the holders of Allowed Claims may, in exchange for such Claims, elect to receive Common Stock or, under certain circumstances, a Convertible Plan Note.  Auctus intends to exchange the DIP Obligation, which is entitled to administrative expense status, for a Secured Convertible Plan Note.  The Proponents therefore submit that all 1145 Securities issued pursuant to the Plan will be issued entirely or principally in exchange for corresponding Allowed Claims, that the 1145 Securities satisfy all the requirements of Section 1145(a)(1) of the Bankruptcy Code and that the 1145 Securities are exempt from registration under the Securities Act and Blue Sky Laws (except with respect to an underwriter as described below).

Recipients of any 1145 Securities are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable state Blue Sky Laws.

B.	Subsequent Transfers
The 1145 Securities may be freely transferred by most recipients following the initial issuance under the Plan, and all resales and subsequent transfers of the 1145 Securities are exempt from registration under the Securities Act and state securities laws, unless the holder is an “underwriter” with respect to such securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”: (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of Section 2(a)(11) of the Securities Act. In addition, a person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of Section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a person is an underwriter under Section 1145(b)(1)(D) of the Bankruptcy Code, by reference to Section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in Section 2(a)(11) of the Securities Act, is intended to cover “Controlling Persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “Controlling Person” of the debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. In addition, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent or more of a class of securities of a reorganized debtor may be presumed to be a “Controlling Person” and, therefore, an underwriter.

Resales of 1145 Securities by entities deemed to be “underwriters” (which definition includes “Controlling Persons”) are not exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Under certain circumstances, holders of 1145 Securities who are deemed to be “underwriters” may be entitled to resell their 1145 Securities pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act. Generally, Rule 144 of the Securities Act would permit the public sale of securities received by such Person if the required holding period has been met and, under certain circumstances, current information regarding the issuer is publicly available and volume limitations, manner of sale requirements and certain other conditions are met. Whether any particular Person would be deemed to be an “underwriter” (including whether the Person is a “Controlling Person”) with respect to the 1145 Securities would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to the 1145 Securities and, in turn, whether any Person may freely resell 1145 Securities.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE PROPONENTS OR THE REORGANIZED DEBTOR MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN. THE PROPONENTS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

VIII. FEASIBILITY AND LIQUIDATION ANALYSES

8.1 Feasibility of the Plan
Auctus and its advisors have prepared projections (collectively the “Projections”) for the anticipated post-Effective Date operating costs, attached as Exhibit B and for the clinical trials for the ThermoStem™ Program and BRTX-100 program, attached as Exhibit C-1 and Exhibit C-2, respectively.  The projections for the post-confirmation Effective Date period include projected payments under the Plan, other than the payments due on or about the Effective Date, which are estimated to be approximately $684,500, consisting of: (a) payments to the Convenience Class, which are estimated to be not more than $70,000, (b) cure claims for assumed leases and contracts, which are estimated to be not more than $65,000, (c) Professional Fee Claims, in the estimated amount of approximately $82,500 of fees and expenses that will be incurred by the Debtor’s retained professionals through August 31, 2020, net of retainer monies funded or to be funded under the DIP Facility and held or to be held by the Debtor for the payment of allowed professional fees., (d) Priority Claims, estimated to be not more than $110,000, and (e) a contingent amount of approximately $357,000 to the holder of the Class 1 Allowed Secured Claim, the payment of which is contingent on the treatment the holder of such claim receives under the Plan.

The Reorganized Debtor’s operations following the Effective Date will be funded by the financing obtained pursuant to Sections 4.3(c)(ii) and 5.2 of the Plan, both before and after confirmation of the Plan.  Provided that at least $2,000,000 in other financing is raised prior to confirmation of the Plan, Auctus has agreed to provide financing of $3,000,000, less the DIP Obligation and the Plan Costs.  After the payment of amounts due on the Effective Date (detailed above), the Proponents project that the Reorganized Debtor will have at least approximately $3,000,000 to fund its post-Effective Date operations, which will provide funding for the Reorganized Debtor to operate for more than a year.  Following the Effective Date, the Reorganized Debtor will raise additional financing, pursuant to Section 5.2 of the Plan, to proceed with clinical trials for its ThermoStem™ Program and for BRTX-100 program, the projected costs of which are set forth on Exhibits C-1 and C-2.  Accordingly, the Proponents submit that the Plan is feasible.

8.2 Best Interests of Creditors and Comparison with Chapter 7 Liquidation
As a condition to confirmation of the Plan, Section 1129(a)(7)(A)(ii) of the Bankruptcy Code requires that each holder of a claim or an interest in an impaired Class of Claims or Equity Interests must either accept the Plan or receive or retain at least the amount or value it would receive if the Debtor were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date of the Plan.

Attached as Exhibit D is a liquidation analysis for the Debtor.  If the Plan is not confirmed, the Debtor’s case would be converted to a chapter 7 case.  As is demonstrated by the liquidation analysis, in a chapter 7 case the liquidation of the Debtor’s assets would not generate sufficient funds to pay secured claims in full, much less pay a dividend to Administrative Claims, Priority Claims or General Unsecured Claims.

In contrast, the Plan will provide for the payment in full of all secured claims, Administrative Claims and Priority Claims, and will distribute Common Stock or convertible notes and warrants to the holders of Allowed General Unsecured Claims and Allowed Equity Interests.  The Proponents have not projected the value of such Common Stock on the Effective Date, but if the Reorganized Debtor can successfully develop its technology, the Common Stock may increase in value.  Since the Petition Date, the Debtor’s stock has generally been trading at between $0.0001 and $0.0002 per share.  If the Debtor’s share price continues to trade in that range after the Effective Date, a creditor electing to receive 100 shares per each $1.00 of unsecured debt would receive value of between $0.01 and $0.02 on that debt.  Naturally, in the event that share price increases because the marketplace determines that the Debtor’s value has increased prior to confirmation of the Plan or will increase upon exit from bankruptcy under a confirmed Plan, such value may increase to the benefit of all shareholders, including those creditors receiving shares in exchange for debt.  In any event, confirmation of the Plan will result in a greater return to unsecured creditors than might be realized if this case were converted to a case under chapter 7 of the Bankruptcy Code.

Auctus Fund, LLC, /s/ Al Sollami By: Al Sollami Its: Managing Member	BioRestorative Therapies, Inc., /s/ Mark Weinreb By: Mark Weinreb Its: President

Counsel for Auctus Fund, LLC,

/s/ William R. Moorman, Jr
Harold B. Murphy, Esq.
William R. Moorman, Jr., Esq.
MURPHY& KING, P.C.
One Beacon Street
Boston, MA  02108
Telephone:  (617) 423-0400
Facsimile:   (617) 423-0498
Email:  wmoorman@murphyking.com

Counsel for BioRestorative Therapies, Inc.,

/s/Robert D. Nosek
Richard McCord, Esq.
Robert D. Nosek, Esq.
CERTILMAN BALIN ADLER & HYMAN, LLP
90 Merrick Avenue, 9th Floor
East Meadow, NY 11554
Telephone: (516) 296-7000
Facsimile:  (516) 296-7111
Email: rnosek@certilmanbalin.com

Dated: August 11, 2020

UNITED STATES BANKRUPTCY COURT EASTERN DISTRICT OF NEW YORK
In re: BIORESTORATIVE THERAPIES, INC., Debtor.	Chapter 11 Case No. 20-71757-reg

AMENDED JOINT PLAN OF REORGANIZATION OF
BIORESTORATIVE THERAPIES, INC. AND AUCTUS FUND, LLC

MURPHY& KING, P.C.
One Beacon Street
Boston, MA  02108
Harold B. Murphy, Esq.
William R. Moorman, Jr., Esq.
Email:  wmoorman@murphyking.com
Telephone:  (617) 423-0400
Facsimile:   (617) 423-0498

(Counsel to Auctus Fund, LLC)

CERTILMAN BALIN ADLER & HYMAN, LLP
90 Merrick Avenue, 9th Floor
East Meadow, NY 11554
Richard McCord, Esq.
Robert D. Nosek, Esq.
Email: rnosek@certilmanbalin.com
Telephone: (516) 296-7000
Facsimile:  (516) 296-7111

(Counsel to BioRestorative Therapies, Inc.)

Dated: August 7, 2020

BioRestorative Therapies, Inc., the debtor and debtor-in-possession in the Bankruptcy Case (as defined below), and Auctus Fund, LLC, propose the following joint plan of reorganization under Section 1121 of the United States Bankruptcy Code.
ARTICLE I

DEFINITIONS AND CONSTRUCTION OF TERMS
For purposes of the Plan, the following terms shall have the meanings specified in this Article I.  A capitalized term used but not defined in the Plan that is also used in the Bankruptcy Code shall have the meaning ascribed to that term in the Bankruptcy Code.  Wherever from the context it appears appropriate, each term stated shall include both the singular and the plural, and pronouns shall include the masculine, feminine and neuter, regardless of how stated.  The words “in the Plan,” “the Plan,” “hereto,” “herein”, “hereunder” and other words of similar import refer to the Plan as a whole and not to any particular Section, sub-Section or clause contained in the Plan.  The rules of construction contained in Section 102 of the Bankruptcy Code shall apply to the terms of the Plan.  The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions the Plan.
1.1 “Administrative Expense Claim” shall mean a Claim that is Allowed under Section 503(b) of the Bankruptcy Code and that is entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including Professional Fee Claims.
1.2 “Affiliate” shall mean any Person that is an affiliate of the Debtor or the Reorganized Debtor under the Bankruptcy Code.
1.3 “Allowed” shall mean, with reference to any Claim or Equity Interest:
(a)
a Claim that has been listed by the Debtor in its Schedules and (i) is not listed as disputed, contingent or unliquidated, and (ii) is not a Claim or as to which a proof of claim or interest has been filed;

(b)
a Claim or Equity Interest as to which a timely proof of claim or interest has been filed by the Bar Date and either (i) no objection thereto, or application to estimate, equitably subordinate or otherwise limit recovery, has been made on or before any applicable deadline, or (ii) if an objection thereto, or application to estimate, equitably subordinate or otherwise limit recovery has been interposed, the extent to which such Claim has been allowed (whether in whole or in part) by a Final Order;

(c)	a Claim arising from the recovery of property under Section 550 or 553 of the Bankruptcy Code and allowed in accordance with Section 502(h) of the Bankruptcy Code; or
(d)
any Claim or Equity Interest expressly allowed under the Plan, pursuant to the Confirmation Order or pursuant to a Final Order of the Bankruptcy Court.  Equity Interests shall be deemed Allowed based on the records maintained by the Debtor and the Debtor’s transfer agent absent a Final Order of the Bankruptcy Court to the contrary.

1.4 “Anti-dilution Right” shall mean any and all rights of any holder of an Equity Interest to anti-dilution protections, make whole protections, preemptive rights, subscription rights, subscription privileges or similar protections, rights or privileges, whether such Anti-dilution Right pertains or relates to any declaration of a dividend or other distribution payable in Equity Interests; subdivision of Equity Interests pursuant to a stock split or otherwise; combination of outstanding Equity Interests into a smaller number of shares pursuant to a reverse split or otherwise; reclassification of Equity Interests; reorganization of the Debtor; consolidation; merger; or otherwise.
1.5 “Asset(s)” shall mean any real or personal property of any Debtor, whether tangible or intangible and wherever situated, together with the proceeds thereof.
1.6 “Avoidance Actions” shall mean all causes of action under chapter 5 of the Bankruptcy Code.
1.7 “Auctus” shall mean Auctus Fund, LLC.
1.8 “Bankruptcy Case” shall mean the chapter 11 bankruptcy proceedings pending in the Bankruptcy Court under docket number 20-71757-reg.
1.9 “Bankruptcy Code” shall mean Title 11 of the United States Code in effect in the Bankruptcy Case.
1.10 “Bankruptcy Court” shall mean the United States Bankruptcy Court for the Eastern District of New York in which the Bankruptcy Case is pending and, to the extent of any reference under 28 U.S.C. §157, the unit of such District Court specified pursuant to 28 U.S.C. §151.
1.11 “Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure as promulgated under 28 U.S.C. § 2075, and any local rules of the Bankruptcy Court.
1.12 “Bar Date” shall mean July 7, 2020, the date fixed by order of the Bankruptcy Court as the last date by which Persons asserting certain Claims against the Debtor must file a proof of claim or interest or be forever barred from asserting a Claim against the Debtor or its property, from voting on the Plan and/or sharing in distributions under the Plan.
1.13 “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday recognized in the Commonwealth of Massachusetts.
1.14 “Cash” shall mean lawful currency of the United States of America (including wire transfers, cashier’s checks drawn on a bank insured by the Federal Deposit Insurance Corporation, certified checks and money orders).
1.15 “Causes of Action” shall mean, without limitation, any and all actions, causes of action, choses in action, defenses, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, Claims or proceedings to recover money or property and demands of any nature whatsoever, whether known or unknown, in law, equity or otherwise including, without limitation, (a) Avoidance Actions, (b) rights of setoff, counterclaim and recoupment, (c) claims and defenses on contracts or for breaches of duties imposed by law, (d) the right to object to claims or interests, (e) claims and defenses pursuant to Section 362 of the Bankruptcy Code, (f) claims and defenses for fraud, negligence, conversion, mistake, duress, indemnification and usury, (g) claims for unfair and deceptive business practices under applicable state and Federal law, (h) claims and defenses for unjust enrichment, and (i) claims for tax refunds..
1.16 “Claim” shall mean a claim against a Person or its property as defined in Section 101(5) of the Bankruptcy Code, including, without limitation, (a) any right to payment, whether or not such right is reduced to judgment, and whether or not such right is liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance, if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, or is fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
1.17 “Class” shall mean those classes designated in Article III of the Plan.
1.18 “Collateral” shall mean any property or interest in property of the Estate subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable law.
1.19 “Common Stock” shall mean shares of common stock in the Reorganized Debtor.
1.20 “Confirmation Date” shall mean the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket in the Bankruptcy Case.
1.21 “Confirmation Order” shall mean the order of the Bankruptcy Court confirming the Plan pursuant to the provisions of the Bankruptcy Code, and any supplementary orders of the Bankruptcy Court issued in furtherance of the Plan, in form and substance reasonably acceptable to the Debtor and the Proponent.
1.22 “Contingent or Unliquidated Claim” shall mean any Claim for which a proof of claim has been filed with the Bankruptcy Court but which was not filed in a sum certain, or for which the event that would give rise to such a liability or debt has not occurred and is dependent upon a future event that has not occurred or may never occur, and which has not been Allowed.
1.23 “Convenience Class Claim” shall mean all Allowed General Unsecured Claims in an amount equal to or lesser than $30,000.00.
1.24 “Convertible Plan Note” shall mean an unsecured convertible note, in a form to be provided in the Plan Supplement, issued by the Reorganized Debtor that contains, among other things, the following terms: (a) a maturity date thirty-six (36) months following the Effective Date, (b) an interest rate of five percent (5%) per annum, (c) the indebtedness shall be convertible at the option of the investor pursuant to applicable securities laws into shares of Common Stock at a zero percent (0%) discount to the VWAP of the Common Stock over the five (5) trading days immediately preceding any conversion, (d) mandatory conversion of all outstanding indebtedness at such time as the Reorganized Debtor consummates the listing of its Common Stock on the NASDAQ Capital Markets or another senior exchange, with outstanding indebtedness to be converted on the same terms as provided to investors in connection with a public offering undertaken in connection with the senior exchange listing, and (e) other terms that are customarily included in similar convertible notes.
1.25 “Costs of Collection” shall mean all professional fees and costs, and other costs of collection, reasonably incurred, that are allowable under Section 506(b) of the Bankruptcy Code, in each case to the extent Allowed either by an agreement in writing between the Proponents and the holder of such Claim, or by a Final Order of the Bankruptcy Court.
1.26 “Covenants” shall mean the covenants attached as Exhibit 1.
1.27 “Cure Claim” shall mean the amount necessary to cure any defaults in an executory contract or unexpired lease so that such contract or lease may be assumed pursuant to Section 365(b)(1) of the Bankruptcy Code.
1.28 “Debtor” shall mean BioRestorative Therapies, Inc., including, from and after the Effective Date, in its capacity as Reorganized Debtor.
1.29 “Default” shall mean the occurrence after the Effective Date, and lapse of any applicable grace or cure period under the Plan, of an Event of Default.  No change in the rights of any parties under the Plan triggered by “Default” shall occur unless notice has been given in accordance with the Plan and any applicable grace or cure period has elapsed without the Event of Default being cured.
1.30 “Desmarais Note” shall mean the promissory note issued by the Debtor to John Desmarais in July of 2017, and amended on or about November 17, 2018, November 20, 2018, and December 17, 2019.
1.31 “DIP Obligation” shall mean all amounts, including principal, interest, costs and fees, owed to Auctus on account of the debtor-in-possession loans made to the Debtor by Auctus during the Bankruptcy Case.
1.32 “Disclosure Statement” shall mean the disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, in the form approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code.
1.33 “Disputed Claim” shall mean:
(a)	if no proof of claim relating to a Claim has been filed, a claim that is listed in the Schedules as unliquidated, disputed or contingent; or
(b)
if a proof of claim relating to a Claim has been filed, a Claim as to which a timely objection or request for estimation, or request to equitably subordinate or otherwise limit recovery in accordance with the Bankruptcy Code and the Bankruptcy Rules, has been made, or which is otherwise disputed by the Debtor in accordance with applicable law, which objection, request for estimation, action to limit recovery or dispute has not been withdrawn or determined by Final Order; or

(c)	a Claim that is a Contingent or Unliquidated Claim.
1.34 “Distribution Record Date” shall mean fifteen (15) days prior to the first scheduled hearing on the approval of the Disclosure Statement or such other date established by the Bankruptcy Court.
1.35 “Effective Date” shall mean the first Business Day after the later to occur of (a) the fifteenth (15th) day following the Confirmation Date, provided that no stay pending appeal of the Confirmation Order has been granted, or (b) the date that all conditions precedent to the effectiveness of the Plan have been satisfied or waived by Auctus pursuant to Section 10.2 of the Plan.
1.36 “Equity Interest” shall mean the interest of any holder of any general or limited partnership interest in, membership interest in, or voting or non-voting shares of the Debtor, and all options, warrants, puts and/or rights, contractual or otherwise, to acquire, sell or subscribe to, at any time, any such interest, as such interests exist immediately prior to the Effective Date.
1.37 “Estate(s)” shall mean the estate created in the Bankruptcy Case pursuant to Section 541 of the Bankruptcy Code.
1.38 “Event of Default” shall mean, subject to any applicable grace periods, one or more of the following events: (a) the failure to make when due any payment required under the Plan; (b) the breach of any Covenant or obligation owed to the holders of Allowed Claims under the Plan.
1.39 “February 2020 Bridge Notes” shall mean, collectively, the promissory notes issued by the Debtor to John Desmarais, the Tuxis Trust and/or Phoenix Cell Group Holdings, LLC, and dated February 20, 2020, and February 26, 2020.
1.40 “Final Order” shall mean an order or judgment which has not been reversed, stayed, modified or amended and, as to which (a) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for certiorari, review or rehearing is pending, or (b) if appeal, review, re-argument or certiorari of the order has been sought, the order has been affirmed or the request for review, re-argument or certiorari has been denied and the time to seek a further appeal, review, re-argument or certiorari has expired, and as a result of which such order shall have become final and non-appealable in accordance with applicable law; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Final Order.
1.41 “Financial Statements” shall mean an income statement, balance sheet and statement of cash flows for the Debtor, substantially in the same form prepared by the Debtor prior to the Petition Date.
1.42 “Financing Amount” shall, (a) in the context of Section 4.3 of the Plan, mean an amount equal to the product of multiplying the amount of an Allowed General Unsecured Claim by .75, rounded up to the nearest thousand dollars and (b) in the context of Section 5.2 of the Plan, mean the amount of financing provided to the Reorganized Debtor.
1.43 “Financing Cap” shall mean an aggregate of all amounts provided to the Debtor pursuant to Sections 4.3(c)(ii) and 5.2 of the Plan equal to $15,000,000.00.
1.44 “General Unsecured Claim” shall mean a Claim that is: (a) not a Secured Claim, (b) not entitled to priority of payment under Section 507 of the Bankruptcy Code, and (c) not a Claim for an Equity Interest.
1.45 “Intercreditor Agreement” shall mean that certain Intercreditor Agreement, in a form to be provided in the Plan Supplement, by and among the Reorganized Debtor and such other creditors as are signatories thereto, pursuant to which, among other things, the parties provide for security interest priorities, rights of enforcement and rights of repayment.
1.46 “Internal Revenue Code” shall mean Title 26 of the United States Code, as amended from time to time.
1.47 “Insider” shall have the meaning set forth in Section 101(31) of the Bankruptcy Code, provided that it shall not include any Debtor.
1.48 “Leak Out Restriction” shall mean, unless waived by the Reorganized Debtor, in its discretion, in one or more instances:
(a)
For shares of Common Stock received pursuant to Section 4.3(c)(i) of the Plan, a restriction prohibiting the holder of such stock and any of its Trading Affiliates, from selling, directly or indirectly, (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions): (i) during the period between the Effective Date and 11:59 p.m. (Eastern Standard Time) on the thirtieth (30th) day following the Effective Date, more than thirty-three percent (33%) of the total amount of shares of Common Stock it received on the Effective Date; (ii) during the period between 12:01 a.m. (Eastern Standard Time) on the thirty-first (31st) day following the Effective Date and 11:59 p.m. (Eastern Standard Time) on the sixtieth (60th) day following the Effective Date, more than thirty-three percent (33%) of the total amount of shares of Common Stock it received on the Effective Date; and (iii) during the period between 12:01 a.m. (Eastern Standard Time) on the sixty-first (61st) day following the Effective Date and 11:59 p.m. (Eastern Standard Time) on the ninetieth (90th) day following the Effective Date, more than thirty-three percent (33%) of the total amount of shares of Common Stock it received on the Effective Date; and

(b)
For shares of Common Stock obtained through the conversion of a Convertible Plan Note received pursuant to Section 4.3(c)(ii)(1) of the Plan, a restriction prohibiting the holder of such stock and any of its Trading Affiliates, from selling, directly or indirectly, (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions): (i) during the period between the Effective Date and 11:59 p.m. (Eastern Standard Time) on the thirtieth (30th) day following the Effective Date, more than sixteen and six-tenths percent (16.6%) of the total amount of shares of Common Stock it received upon the conversion of such note; (ii) during the period between 12:01 a.m. (Eastern Standard Time) on the thirty-first (31st) day following the Effective Date and 11:59 p.m. (Eastern Standard Time) on the sixtieth (60th) day following the Effective Date, more than sixteen and six-tenths percent (16.6%) of the total amount of shares of Common Stock it received upon the conversion of such note; (iii) during the period between 12:01 a.m. (Eastern Standard Time) on the sixty-first (61st) day following the Effective Date and 11:59 p.m. (Eastern Standard Time) on the ninetieth (90th) day following the Effective Date, more than sixteen and six-tenths percent (16.6%) of the total amount of shares of Common Stock it received upon the conversion of such note; (iv) during the period between 12:01 a.m. (Eastern Standard Time) on the ninety-first (91st) day following the Effective Date and 11:59 p.m. (Eastern Standard Time) on the one-hundred and twentieth (120th) day following the Effective Date, more than sixteen and six-tenths percent (16.6%) of the total amount of shares of Common Stock it received upon the conversion of such note; (v) during the period between 12:01 a.m. (Eastern Standard Time) on the one-hundred and twenty-first (121st) day following the Effective Date and 11:59 p.m. (Eastern Standard Time) on the one-hundred and fiftieth (150th) day following the Effective Date, more than sixteen and six-tenths percent (16.6%) of the total amount of shares of Common Stock it received upon the conversion of such note; and (vi) during the period between 12:01 a.m. (Eastern Standard Time) on the one-hundred and fifty-first (151st) day following the Effective Date and 11:59 p.m. (Eastern Standard Time) on the one-hundred and eightieth (180th) day following the Effective Date, more than sixteen and six-tenths percent (16.6%) of the total amount of shares of Common Stock it received upon the conversion of such note.

1.49 “Lien” shall have the meanings set forth in Sections 101(36) and (37) of the Bankruptcy Code; provided that (a) a lien that has been avoided in accordance with Sections 544, 545, 546, 547, 548, 549 or 553 of the Bankruptcy Code shall not constitute a Lien and (b) no lien shall be valid unless approved by a Final Order of the Bankruptcy Court or by agreement of the Debtor against whom the lien is asserted.
1.50 “Loan Documents” shall mean all documents evidencing a Secured Claim and/or the Lien securing such Claim, executed by the Debtor prior to the Petition Date, including, without limitation, notes, loan agreements, mortgages, security agreements, financing statements, guarantees, swap agreements, and such other documents executed in connection with such Secured Claim and/or Lien.
1.51 “Minimum Contribution” shall mean the amount of $3,000,000, less the Plan Costs and the DIP Obligation, to be made by Auctus and used to fund the Plan and the Reorganized Debtor’s ongoing operations, in exchange for which Auctus shall receive a Secured Convertible Plan Note pursuant to Section 5.2 of the Plan.
1.52 “Net Proceeds” shall mean the gross proceeds of any sale, transfer or other liquidation of any of the Assets, including the prosecution of Causes of Action, less the aggregate of: (a) the costs and expenses of selling, transferring, prosecuting and/or liquidating the Assets, including, without limitation, professional fees and expenses related to the recovery and disposition of the Assets; (b) taxes (including capital gains taxes); (c) accrued and unpaid real estate taxes and municipal liens; and (d) closing costs and other usual and ordinary recording and/or settlement charges.
1.53 “Organization Documents” shall mean, as applicable, the Debtor’s operating agreements, trust agreements, articles of incorporation, bylaws, corporate minute books and such other documents evidencing the Debtor’s formation and/or operation in such jurisdictions in which the Debtor is authorized to conduct business.
1.54 “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated association or organization, governmental agency or political subdivision.
1.55 “Petition Date” shall mean March 20, 2020.
1.56 “Plan” shall mean this Amended Joint Plan of Reorganization of Biorestorative Therapies, Inc. and Auctus Fund, LLC, including, without limitation, all exhibits, supplements, appendices and schedules to the Plan, either in their present form or as the same may be altered, amended or modified from time to time.
1.57 “Plan Costs” shall mean the costs incurred by Auctus to be a proponent of the Plan, including, without limitation, attorneys’ fees and costs, consultants’ fees and costs, and out of pocket costs and expenses.
1.58 “Plan Documents” shall mean the documents reasonably necessary to effectuate the Plan, including the Intercreditor Agreements, the Convertible Plan Notes and the Secured Convertible Plan Notes.
1.59 “Plan Lien” shall mean a Lien on substantially all assets of the Reorganized Debtor.
1.60 “Plan Supplement” shall mean the compilation of documents, agreements, papers, instruments and forms of documents associated with the Plan, including the Convertible Plan Note, the Secured Convertible Plan Note, and the Intercreditor Agreement relating to the Secured Convertible Plan Note, to be filed in connection with the confirmation of the Plan.
1.61 “Plan Warrants” shall mean (a) one (1) Common Stock purchase warrant per dollar of Financing Amount permitting the holder to purchase a certain amount of the Common Stock at an exercise price equal to $0.0002 per share with a cash call option permitting the Reorganized Debtor to redeem such warrant in the event that such warrant is registered in an effective registration statement for a price equal to the exercise price (subject to adjustment per the definitive documents) multiplied by the number of warrants outstanding; and (b) one (1) Common Stock purchase warrant per dollar of Financing Amount permitting the holder to purchase a certain amount of the Common Stock at an exercise price equal to $0.0004 per share.  The Plan Warrants shall include such anti-dilution provisions which are standard for common stock purchase warrants of this type, with the anti-dilution to be terminated upon the Reorganized Debtor’s consummating the listing of its common stock on the NASDAQ Capital Markets or another senior exchange.
1.62 “Priority Claims” shall mean all Claims, if any, entitled to priority under Section 507(a) of the Bankruptcy Code other than Priority Tax Claims and Administrative Expense Claims.
1.63 “Priority Tax Claims” shall mean any Claim of a governmental unit entitled to priority under Section 507(a)(8) of the Bankruptcy Code.
1.64 “Professionals” shall mean those Persons (a) employed pursuant to an order of the Bankruptcy Court in accordance with Sections 327 or 1103 of the Bankruptcy Code and to be compensated for services pursuant to Sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement is allowed by the Bankruptcy Court pursuant to Section 503(b)(4) of the Bankruptcy Code.
1.65 “Professional Fee Claims” shall mean the fees and expenses of Professionals under Sections 330, 331, or 503 of the Bankruptcy Code approved by an order of the Bankruptcy Court.
1.66 “Proponents” shall mean Auctus and the Debtor.
1.67 “Pro Rata” shall mean, when used with reference to a distribution of property under the Plan, proportionately so that with respect to a particular Allowed Claim, the ratio of (a)(1) the amount of property distributed on account of such Claim to (2) the amount of such Claim, is the same as the ratio of (b)(1) the amount of property distributed on account of all Allowed Claims of the Class in which such Claim is included to (2) the amount of all Allowed Claims in that Class.
1.68 “Reorganized Debtor” shall mean the Debtor, from and after the Effective Date, as recapitalized, reconstituted and reorganized pursuant to the Plan and any associated documents.
1.69 “Schedules” shall mean the schedules of assets and liabilities, the list of holders of interests and the statements of financial affairs filed by the Debtor under Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules, lists and statements have been or may be supplemented or amended from time to time.
1.70 “Secured Claim” shall any Claim that is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with Section 506(a) of the Bankruptcy Code, or, in the event that such Claim is a claim of setoff under Section 553 of the Bankruptcy Code, to the extent of such setoff.
1.71 “Secured Convertible Plan Note” shall mean a convertible note, in a form to be provided in the Plan Supplement, issued by the Reorganized Debtor, secured by the Plan Lien and subject to an Intercreditor Agreement, that contains, among other things, the following terms: (a) a maturity date thirty-six (36) months following the Effective Date; (b) an interest rate of seven percent (7%) per annum; (c) the indebtedness shall be convertible at the option of the investor pursuant to applicable securities laws into shares of the Common Stock at a zero percent (0%) discount to the VWAP of the Common Stock over the five (5) trading days immediately preceding any conversion, (d) mandatory conversion of all outstanding indebtedness at such time as the Reorganized Debtor consummates the listing of the Common Stock on the NASDAQ Capital Markets or another senior exchange; outstanding indebtedness to be converted on the same terms as provided to investors in connection with a public offering undertaken in connection with the senior exchange listing; and (e) other terms that are customarily included in similar convertible notes.
1.72 “Trading Affiliate” shall mean any Person acting on behalf of or pursuant to any holder of Common Stock which had knowledge of the transactions contemplated by the Plan, has or shares discretion relating to such holder’s investments and trading or information concerning such holder’s investments, or is subject to such holder’s review or input concerning such Person’s investments or trading
1.73 “Tuxis Note” shall mean the promissory notes issued by the Debtor to the Tuxis Trust in June of 2016, and amended on or about November 17, 2018, November 20, 2018, and December 17, 2019.
1.74 “Voting Deadline” shall mean the deadline for submitting ballots with respect to the Plan that is established by the Bankruptcy Court.
1.75 “VWAP” shall mean the volume weighted average price for the Common Stock.
ARTICLE II

TREATMENT OF ALLOWED UNCLASSIFIED CLAIMS
2.1 Non-Classification.
As provided in Section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims against the Debtor are not classified for the purposes of voting on, or receiving distributions under, the Plan.  All such Claims are instead treated separately in accordance with the terms set forth in this Article II.
2.2 Administrative Expense Claims.
(a) General.  Except for Professional Fee Claims and except as otherwise agreed to by the Debtor and the holder of an Allowed Administrative Expense Claim, each such holder shall be paid in full in Cash on the later of: (i) the date such Allowed Administrative Expense Claim becomes due in accordance with its terms; and (ii) the Effective Date.
(b) U.S. Trustee’s Fees.  The outstanding fees due to the United States Trustee pursuant to 11 U.S.C. § 1930 shall be paid in full on or before the Effective Date.
(c) Professional Compensation and Expense Reimbursement Claims.
(i)
Within thirty (30) days after the Effective Date, each Professional shall file a final application for the allowance of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date.  Any such application granted by the Bankruptcy Court shall be paid: (1) within fifteen days of the entry of the order of the Bankruptcy Court approving such application, unless a stay of the order approving the application is obtained; or (2) upon such other terms as may be mutually agreed upon between the Professional and the Debtor or Reorganized Debtor.

(ii)
All fees and expenses of Professionals for services rendered after the Effective Date shall be paid by the Reorganized Debtor upon receipt of reasonably detailed invoices in such amounts and on such terms as such Professional and the Reorganized Debtor may agree.  No further order or authorization from the Bankruptcy Court shall be necessary to permit the Reorganized Debtor to pay the fees and expenses of Professionals for services rendered after the Effective Date.

(d) DIP Obligation.  The DIP Obligation shall, in accordance with Section 1145(a)(1) of the Bankruptcy Code, and pursuant to Section 5.2 of the Plan, be exchanged on or promptly after the Effective Date or a Secured Convertible Plan Note in an amount equal to one hundred percent (110%) of the DIP Obligation.
2.3 Priority Tax Claims.
Each holder of an Allowed Priority Tax Claim against the Debtor, if any, shall be paid, at the sole election of the Debtor, either: (a) upon such terms as may be agreed to between the Debtor and the holder of an Allowed Priority Tax Claim; (b) in full in Cash on the Effective Date; or (c) in installment payments of Cash commencing on the Effective Date and (i) of a total value as of the Effective Date equal to the Allowed amount of such Claim, (ii) over a period ending not later than five (5) years from the Petition Date, and (iii) in a manner not less favorable than the most favored General Unsecured Claim under the Plan.
ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

The Claims against and Equity Interests in the Debtor are categorized below pursuant to Sections 1122 and 1123(a)(1) of the Bankruptcy Code.  A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other Classes.  A Claim is placed in a particular Class for the purpose of voting on the Plan, and only to the extent that such Claim is Allowed for voting purposes in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date.

3.1 Claim and Equity Interest Categories.

Claims against and Equity Interests in the Debtor have been classified as follows:

Class	Designation	Impairment	Entitled to Vote
1	Secured Claims of John Desmarais, Tuxis Trust and/or Phoenix Cell Group Holdings, LLC	Impaired	Yes
2	Priority Claims	Unimpaired	No
3	General Unsecured Claims	Impaired	Yes
4	Convenience Class Claims	Impaired	Yes
5	Equity Interests	Impaired	Yes

3.2 Elimination of Vacant Classes.

Any Class of Claims or Equity Interests that does not contain, as of the Confirmation Date, a holder of an Allowed Claim or Equity Interest, or a holder of a Claim temporarily allowed under Bankruptcy Rule 3018, shall be deemed deleted from the Plan for all purposes, including for purposes of determining acceptance of the Plan by such Class under Section 1129(a)(8) of the Bankruptcy Code.
ARTICLE IV

TREATMENT OF CLAIMS AND EQUITY INTERESTS
4.1	Class 1 - Secured Claims of John Desmarais, Tuxis Trust and/or Phoenix Cell Group Holdings, LLC
(a)	Classification. Class 1 shall consist of the Secured Claims against the Debtor held by John Desmarais, the Tuxis Trust and/or Phoenix Cell Group Holdings, LLC.
(b)	Impairment and Voting. Class 1 is impaired under the Plan and the holders of the Class 1 Secured Claims shall be entitled to vote to accept or reject the Plan.
(c)	Claim Treatment. In full and final satisfaction, settlement, discharge and release of the Allowed Class 1 Secured Claims, the holders of such Claims shall receive the following:
(i)
February 2020 Bridge Notes Allowed Secured Claims.  The holder of the Allowed Secured Claims arising from the February 2020 Bridge Notes shall receive, at the sole option of Auctus, one of the following:

(1)
Payment in full of such Claim by monthly payments of principal and interest, based on an interest rate of four and one quarter percent (4.25%) per annum and a twenty (20) year amortization schedule, with all unpaid principal and interest due at the end of the sixtieth (60th) month following the Effective Date, provided that, the outstanding amount due may be pre-paid at any time without penalty, with such payments to commence on the first day of the first full month following the Effective Date;

(2)	Cash on the Effective Date equal to the amount of the Allowed Secured Claims arising from the February 2020 Bridge Notes;
(3)	A Secured Convertible Plan Note in the amount of the Allowed Secured Claims arising from the February 2020 Bridge Notes;
(4)	Such treatment as is agreed upon in writing between the Proponents and the holder of the Allowed Secured Claims arising from the February 2020 Bridge Notes; or
(5)
The treatment, as determined by the Bankruptcy Court, necessary to provide the holder of the Allowed Secured Claims arising from the February 2020 Bridge Notes with the indubitable equivalent of such Claims.

(ii)
Claims Secured by Avoidable Liens.  The Claims arising from the Desmarais Note and the Tuxis Note that are secured by Liens that were granted by the Debtor and/or perfected within one (1) year of the Petition Date: (1) shall be treated as Class 3 General Unsecured Claims, (2) shall not constitute Class 1 Allowed Secured Claims, and (3) the Liens securing such Claims shall be canceled, discharged and released pursuant to Article IX of the Plan.

(d)
Acceptance of Plan.  Notwithstanding Section 4.1(c)(i) of the Plan, if the holder of the Allowed Secured Claims arising from the February 2020 Bridge Notes irrevocably votes to accept the Plan, the holder of such Allowed Claim may elect to receive either the treatment set forth in Section 4.1(c)(i)(2) of the Plan, or the treatment set forth in Section 4.1(c)(i)(3) of the Plan.

(e)
Covenants and Loan Documents.  The Covenants shall apply to the Class 1 Allowed Secured Claim.  As of the Effective Date, the Loan Documents shall be deemed amended and restated, without further action, as necessary to reflect and incorporate the terms of the Plan.  The occurrence of the Effective Date shall render inoperative any terms, covenants, representations and warranties, and/or remedies contained in the Loan Documents that impose obligations upon the Debtor that are inconsistent with or more expansive than the terms of the Plan, and to the extent that there is any inconsistency between the Plan and any of the Loan Documents, the terms of the Plan shall control.

(f)
Retention of Liens.  To secure the payment of Class 1 Allowed Secured Claims and except as modified by the Plan, the holders of such Claims shall retain their Liens to the extent, validity and priority of such Liens as of the Petition Date.

(g)
Discharge of Liens.  Upon payment or satisfaction in full of an Allowed Class 1 Secured Claim: (i) all Liens securing such Allowed Secured Claim shall be deemed canceled, discharged and released, and (ii) the holder of such Allowed Secured Claim shall deliver to the Reorganized Debtor, within three (3) Business Days (or within such period agreed to by the Reorganized Debtor) of the payment in full of such Allowed Secured Claim, all UCC terminations, mortgage discharges and any other documents necessary to effect the discharge and release of the Liens that secured such Allowed Secured Claim.

(h)	Reporting. Until the Allowed Class 1 Secured Claims are satisfied or paid in full, the Reorganized Debtor shall provide the holders of such Claims with the following reporting:
(i)
Quarterly Report.  Commencing on the sixtieth (60th) day after the end of the first full calendar quarter following the occurrence of the Effective Date occurs, and continuing on such date for each following calendar quarter, the Reorganized Debtor shall provide each holder of an Allowed Class 1 Secured Claim with the Reorganized Debtor’s Financial Statements for the preceding calendar quarter.

(ii)
Yearly Reports.  On or before April 30 of each calendar year following the Effective Date, the Reorganized Debtor shall provide each holder of an Allowed Class 1 Secured Claim with Financial Statements for the preceding calendar year.

(iii)
Confidentiality.  Notwithstanding any freedom of information act or similar statute, the holders of the Class 1 Allowed Secured Claims and their representatives, agents and professionals shall keep all reports provided by the Reorganized Debtor strictly confidential and shall be permitted to disclose such reports only to those of their representatives, agents and professionals specifically involved in evaluating the Allowed Class 1 Secured Claim who require such reports.  If the holder of an Allowed Class 1 Secured Claim or any of its representatives, agents or professionals become legally compelled to disclose any of the reports, such Claim holder shall consult with the Reorganized Debtor, provide the Reorganized Debtor with prompt written notice before any report is disclosed, and shall disclose only that portion of the report that is legally required to be disclosed.  The Reorganized Debtor may seek a protective order or other appropriate remedy to protect the confidentiality of the reports (including without limitation a narrowing of the scope of disclosure).  If the Reorganized Debtor does not obtain a protective order or other appropriate remedy, or if the Reorganized Debtor agrees to permit disclosure of a report, such Claim holder shall exercise good faith in cooperating with any efforts of the Reorganized Debtor to obtain appropriate assurances in writing that confidential treatment will be accorded the report.

(i)
Remedies.  Upon the occurrence of a Default as to an Allowed Class 1 Secured Claim, the holder of such Claim shall be entitled to enforce its rights under applicable law in a court of competent jurisdiction in the state of New York.

4.2 Class 2 – Priority Claims.
(a)	Classification. Class 2 consists of the Priority Claims against the Debtor.
(b)	Impairment and Voting. Class 2 is unimpaired under the Plan and the holders of Priority Claims are not entitled to vote to accept or reject the Plan.
(c)
Claim Treatment.  In full and final satisfaction, settlement, discharge and release of the Allowed Priority Claims, the holders of the Allowed Priority Claims shall be paid in full in Cash either: (i) in accordance with any pre-petition agreements between the holder of the Allowed Priority Claim and the Debtor, (ii) on the later to occur of the Effective Date or the date the Claim becomes an Allowed claim, or (iii) in accordance with any post-Petition Date agreement between the claimant and the Debtor.

4.3 Class 3 – General Unsecured Claims.
(a)	Classification. Class 3 consists of the General Unsecured Claims against the Debtor.
(b)	Impairment and Voting. Class 3 is impaired under the Plan and each holder of a General Unsecured Claim shall be entitled to vote to accept or reject the Plan.
(c)
Claim Treatment.  In full and final satisfaction, settlement, discharge and release of the Allowed General Unsecured Claims, each holder of an Allowed General Unsecured Claim shall receive, at the election of the holder of such Allowed Claim, on or promptly after the Effective Date, or such other date after the Effective Date as provided for herein, one of the following:

(i)
In accordance with Section 1145(a)(1) of the Bankruptcy Code and subject to the Leak Out Restriction, shares of Common Stock in the Reorganized Debtor in an amount equal to the Allowed amount of the General Unsecured Claim multiplied by one-hundred (100); or

(ii)	Provided that the holder of the Allowed General Unsecured Claim provides Cash to the Reorganized Debtor after the Effective Date equal to not less than the Financing Amount:
(1) in accordance with Section 1145(a)(1) of the Bankruptcy Code, in exchange for its Allowed General Unsecured Claim, and subject to the Leak Out Restriction, a Convertible Plan Note equal to the amount of the Allowed General Unsecured Claim; and
(2) pursuant to and in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(d) promulgated thereunder, (a) a Secured Convertible Plan Note equal to the Financing Amount; and (b) one Plan Warrant for each dollar of Financing Amount.
(d)
Election.  In the event that the holder of an Allowed General Unsecured Claim does not, when voting on the Plan, elect which treatment it will receive under Section 4.3(c) of the Plan, such holder shall make the election prior to the Effective Date or such later date as may be agreed upon by Auctus, barring which such holder shall receive the treatment set forth in Section 4.3(c)(i) of the Plan.

(e)
Execution of Documents.  Any holder of a General Unsecured Claim who elects the treatment provided for in Section 4(c)(ii) of the Plan shall, prior to the hearing on confirmation of the Plan or such later date as may be approved by Auctus, execute (i) an investor questionnaire, (ii) a commitment, in the form of a subscription agreement or other agreement acceptable to Auctus, (ii) an escrow agreement and (iii) such other documents customarily required for such a financing and as may be reasonably requested by Auctus.  Such holder may be required to place the Financing Amount in escrow prior to the hearing on confirmation of the Plan; provided, however, that both (i) the release of the Financing Amount from escrow and (ii) the purchase, sale and issuance of the Convertible Plan Note, the Secured Convertible Plan Note and the Plan Warrants shall not occur until after the occurrence of the Effective Date.

4.4 Class 4 – Convenience Class Claims.
(a)	Classification. Class 4 consists of the Allowed Convenience Class Claims.
(b)	Impairment and Voting. Class 4 is impaired under the Plan and each holder of a Convenience Class Claim shall be entitled to vote to accept or reject the Plan.
(c)
Claim Treatment.  In full and complete satisfaction, settlement, release and discharge, each holder of an Allowed Convenience Class Claim shall receive, in Cash, upon the later to occur of the Effective Date or the date such Claim becomes an Allowed Claim, the lesser of:

(i)	Twenty percent (20%) of the holder’s Allowed Claim; or
(ii)	$6,000.00.
(d)
Election.  Any creditor with an Allowed Claim may elect to become an Allowed Convenience Class Claim by doing so on the ballot approved by the Bankruptcy Court not later than the deadline for voting on the Plan.

4.5 Class 5 – Equity Interests.
(a)	Classification. Class 5 consists of the Equity Interests in the Debtor.
(b)	Impairment and Voting. Class 5 is impaired under the Plan and the holders of Equity Interests shall be entitled to vote to accept or reject the Plan.
(c)
Treatment.  The holders of Allowed Equity Interests in the Debtor shall retain such interests, provided that: (i) all holders of Equity Interests shall have any and all of their Anti-dilution Rights extinguished and cancelled; (ii) all holders of Equity Interests shall have any and all of their rights to sell or put shares to the Debtor extinguished and cancelled; and (iii) if Class 3 and/or Class 4 vote to reject the Plan, the Equity Interests in the Debtor shall be cancelled.

4.6 Reservation of Rights.
The Proponents reserve the right to, among other things, (a) contest the right of the holder of any Claim to vote on the Plan, or designate the vote of the holder of any Claim, (b) contest the right of the holder of any Claim to receive distributions under the Plan, (c) seek to subordinate any Claim for inequitable conduct or otherwise, and (d) seek to estimate any claim for any purposes under the Plan.
ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN
5.1 Plan Implementation.
The Plan and the Reorganized Debtor’s post-Effective Date operations will be funded from the cash received in exchange for Secured Convertible Plan Notes, including the Minimum Contribution, and from any other financing as may be authorized pursuant to the Reorganized Debtor’s Organization Documents or applicable law.  Upon the Effective Date, the Debtor is authorized to take all action permitted by its Organization Documents (as amended) and by the law, including, without limitation, to use its Cash and other Assets for all purposes provided for in the Plan and in its operations, to the borrow funds, to refinance their Secured obligations, to grant liens on their unencumbered Assets, and to sell its existing Assets.  Any Assets sold by the Reorganized Debtor to fund the Plan shall be transferred, assigned or otherwise conveyed to the buyer free and clear of all liens, claims, encumbrances and interests, with such liens, claims, encumbrances and interests to attach to the Net Proceeds of the sale to the same extent, priority and validity as is set forth in the Plan.

5.2 Secured Convertible Plan Notes.
Any entity that is an Accredited Investor, as that term is defined in 17 CFR § 230.501, that has provided all documents customarily required to demonstrate such status and that has executed a commitment, by way of a subscription agreement or other agreement acceptable to Auctus, may, pursuant to and in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(d) promulgated thereunder, and subject to the approval of Auctus, provide financing to the Reorganized Debtor after the Effective Date, in increments of $1,000.00, in exchange for which the entity providing the financing shall receive a Secured Convertible Plan Note in the amount of such financing and one Plan Warrant for each dollar of such financing; provided that, in no event shall such financing exceed the Financing Cap absent the express consent of Auctus.  If the financing provided under Section 4.3(c)(ii) and this Section 5.2 of the Plan exceeds the Financing Cap, then Auctus shall have the right to limit the financing provided by any single holder of an Allowed General Unsecured Claim to an amount equal to seventy-five percent (75%) of such Allowed General Unsecured Claim.  Auctus shall have the right to choose which entities may provide financing under this Section 5.2 of the Plan.  In consideration of the Minimum Contribution, Auctus shall receive two or more Secured Convertible Plan Notes in an amount equal to one-hundred ten percent (110%) of the aggregate of the Minimum Contribution, the DIP Obligation and the Plan Costs.  The Secured Convertible Plan Note received by Auctus in exchange for the DIP Obligation in an amount equal to one hundred ten percent (110%) of the DIP Obligation shall be issued in accordance with Section 1145(a)(1) of the Bankruptcy Code.  Auctus shall also receive a Secured Convertible Plan Note for any amount of financing it provides to the Debtor in excess of the Minimum Contribution.

5.3 Execution of Necessary Documents; Amendment of Documents.
(a) Confirmation of the Plan shall constitute authorization by the Bankruptcy Court for the Debtor and/or the Reorganized Debtor to enter into all documents, instruments and agreements necessary to effectuate the terms of the Plan.  The form and/or content of the documents, instruments and agreements necessary to effectuate the terms of the Plan shall be subject to the approval of the Proponents, in their sole discretion.
(b) As of the Effective Date, all pre-Confirmation Date documents and agreements (whether written or oral) between the Debtor and any party shall be deemed to be amended as necessary to effectuate and conform to the terms of this Plan.  To the extent that there is any inconsistency between the Plan and any such documents and agreements, the terms of the Plan shall control.
(c) All matters provided for in the Plan involving any corporate action required by the Debtor or Reorganized Debtor in connection with the Plan shall be deemed to have occurred, and shall be in effect, without any requirement of further action by the Reorganized Debtor, its agents, representatives, members, managers, officers, directors or Affiliates.
5.4 Organization Documents and Good Standing.
As of the Effective Date, the Debtor’s Organization Documents shall be amended as necessary to effectuate the terms of the Plan and shall become the Organization Documents of the Reorganized Debtor, including, without limitation, to effectuate the issuance and authorization of Common Stock as needed to effectuate the Plan, permit post-Effective Date operations, permit the creation of incentive stock plans, and the raising of additional financing and capital.  To the extent that there is any inconsistency between the Plan and any of the Organization Documents, the terms of the Plan shall control.  To the extent the Debtor is not in compliance as of the Effective Date with any state or local law requirements necessary to remain as an organized legal entity in good standing and/or remain authorized as an organized legal entity to conduct business in any jurisdiction, the Debtor and/or the Reorganized Debtor, as the case may be, shall be deemed to be in compliance with any such laws if they comply with such laws within six months after the Effective Date.  To the extent necessary, the Debtor’s Organization Documents shall be deemed amended to prohibit the issuance of nonvoting equity securities, and to provide, as to any classes of securities possessing voting power, an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends.  As soon as practicable following the Effective Date, the Reorganized Debtor shall take such action as is necessary to bring it into compliance with all applicable Securities and Exchange Commission rules and regulations.
5.5 Revesting of Property.
Except as otherwise provided in the Plan, the Reorganized Debtor shall, as of the Effective Date, be vested with all of the Assets of the Debtor.

5.6 Preservation and Resolution of Causes of Action.
Except as provided in, and unless expressly waived, relinquished, exculpated, released, compromised or settled in the Plan, the Confirmation Order, any Final Order, or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, the Reorganized Debtor will exclusively retain and may enforce, and the Debtor and the Reorganized Debtor expressly reserve and preserve for these purposes, in accordance with Sections 1123(a)(5)(A) of the Bankruptcy Code, any Claims, demands, rights and Causes of Action that the Debtor or the Estate may hold against any person or entity.  No preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to them by virtue of or in connection with the confirmation or consummation of the Plan.  After the Effective Date and except as otherwise provided in the Plan, the Reorganized Debtor is authorized, without further Bankruptcy Court order, to compromise, settle and/or otherwise dispose of any Causes of Action.
5.7 Trustee Powers.
Upon the Effective Date, the Reorganized Debtor shall be vested with the standing of and with all rights, powers and benefits afforded to a “trustee” under the Bankruptcy Code.

5.8 Default.
No event of default under the Plan or any Plan Documents shall occur unless, in the event of a breach of the Debtor’s or the Reorganized Debtor’s obligations under the Plan, the holder of the Allowed Claim asserting the default shall provide written notice of such breach to the Reorganized Debtor and such breach is not cured: (a) in the event of a breach that can be cured by the payment of a sum of money, within ten (10) Business Days of the Reorganized Debtor’s receipt of such notice; and (b) for any other breach, within thirty (30) days of the Reorganized Debtor’s receipt of such notice, provided that, if such non-monetary breach cannot reasonably be cured within such 30-day period and the Reorganized Debtor has commenced curing such breach and continue to cure such breach, the thirty (30) day period shall be extended for such time as is reasonably necessary to cure such breach.
ARTICLE VI

DISTRIBUTIONS ON CLAIMS AND RESOLUTION OF DISPUTED CLAIMS
6.1 Method of Distributions Under the Plan.
(a) In General.  Subject to Bankruptcy Rule 9010, and except as otherwise provided in the Plan, all distributions under the Plan to be made by, or on behalf of, the Reorganized Debtor to the holder of each Allowed Claim shall be mailed by first class mail, postage prepaid, to the address of such holder as listed on the Schedules unless the Reorganized Debtor has been notified in writing of a change of address as of the Distribution Record Date, including, without limitation, by the filing of a proof of claim or notice of transfer of claim filed by such holder that provides an address for such holder different from the address reflected on the Schedules.  The Reorganized Debtor shall have no obligation to locate such holders whose distributions or notices are properly mailed but nevertheless returned.
(b) Form of Distributions.  Except as otherwise provided in the Plan, any payment of Cash made by, or on behalf of, the Reorganized Debtor pursuant to the Plan shall be made by check or, upon agreement of the parties, by wire transfer.
(c) Distributions to be on Business Days.  Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.
(d) Fractional Dollars.  Whenever any payment of a fraction of a dollar would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (rounding down in the case of $0.50 or less, and rounding up in the case of more than $0.50).
(e) Distributions to Holders as of the Distribution Record Date.  As of the close of business on the Distribution Record Date, the claims register shall be closed.  The Reorganized Debtor shall have no obligation to recognize any transfer of any Claims occurring after the close of business on the Distribution Record Date, and shall instead be entitled to recognize and deal for all purposes under the Plan with only those holders of record as of the close of business on the Distribution Record Date.  This Section 6.1(e) of the Plan shall not be deemed to bar or restrict the assignment of any Claim.
6.2 Allowance of and Objections to Claims.
(a) Any holder of multiple Allowed Claims against the Debtor shall be treated under the Plan as though such holder had one Allowed Claim in the aggregate amount of such multiple Allowed Claims.
(b) Except as otherwise specifically provided in the Plan or in an order of the Bankruptcy Court pursuant to Section 506(b) of the Bankruptcy Code, no interest shall accrue on or be paid on account of an Allowed Claim.
(c) Prior to the Effective Date, any objections to Claims against the Debtor shall be prosecuted by the Debtor.  On and after the Effective Date and unless otherwise ordered by the Bankruptcy Court after notice and a hearing, the Reorganized Debtor and Auctus shall have the right to the exclusion of all others (except as to the Professionals’ applications for allowances of compensation and reimbursement of expenses under Section 327 of the Bankruptcy Code and Rule 2014(a) of the Bankruptcy Rules) to make, file, prosecute, settle, compromise, withdraw or resolve in any manner approved by the Bankruptcy Court, objections to Claims.  Notwithstanding any other provision of the Plan, the Reorganized Debtor shall not make any distribution on account of any Disputed Claim unless and until such Claim becomes Allowed.
(d) After the Effective Date and except as otherwise provided in the Plan, the Reorganized Debtor is authorized, without further Bankruptcy Court order, to compromise, settle and/or otherwise dispose of any dispute regarding a Claim.
6.3 Deadline for Objecting to Claims.
Except as otherwise provided by order of the Bankruptcy Court, the Debtor, the Reorganized Debtor or Auctus, as the case may be, may file an objection to a Claim against the Debtor until the later of: (a) the date that such Claim becomes due and payable in accordance with its terms, or (b) ninety (90) days after the Effective Date.
6.4 Estimation of Claims.
The Debtor, the Reorganized Debtor or Auctus may, at any time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether the Debtor or the Reorganized Debtor have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection.  The Bankruptcy Court shall have jurisdiction to estimate a Disputed Claim at any time and for any purpose, including, without limitation, for plan voting, feasibility, allowance and distribution purposes.  If the Bankruptcy Court estimates a Disputed Claim, such estimation shall not preclude the Debtor, the Reorganized Debtor or Auctus from pursuing any supplemental proceedings to object to any payment of such Claim.  All of the aforementioned Claims objections, estimation and resolution procedures are cumulative and not exclusive remedies.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court or by agreement between the Debtor, the Reorganized Debtor and Auctus, and the holder of such Disputed Claim.
6.5 Reversion of Unclaimed Checks.
The amounts of any checks issued for distributions under the Plan that remain uncashed for a period of 180 days after the date of such distribution shall revert and be vested in the Reorganized Debtor free and clear of any claim or interest of any holder of a Claim under the Plan.
6.6 Obligation to Provide Tax Documents.
No Person entitled to a payment or distribution under the Plan shall receive such distribution or payment until the Person provides the Reorganized Debtor with: (a) a W-9 or similar federal or state tax form, and (b) such other tax forms as are reasonably requested by the Reorganized Debtor (collectively the “Tax Forms”).  If any Person holding an Allowed Claim fails to provide a Tax Form to the Reorganized Debtor after two written requests for a Tax Form, such Person’s Allowed Claim shall be disallowed and expunged without further order of the Bankruptcy Court.

6.7 Deadline on Actions Required to Receive Distribution Under Plan.

Except as otherwise provided for in this Plan, any condition to receiving a distribution under this Plan shall be satisfied no later than five (5) years after the entry of the Confirmation Order consistent with 11 U.S.C. § 1143.  Failure to take appropriate action to satisfy such condition may result in that entity not receiving a distribution under this Plan.

ARTICLE VII

VOTING ON THE PLAN AND CRAMDOWN
7.1 Voting of Claims.
Each holder of an Allowed Claim in an impaired Class that retains or receives property under the Plan shall be entitled to vote separately to accept or reject the Plan.  Each holder of the foregoing Allowed Claims electing to vote shall do so on a duly executed and delivered ballot and in accordance with procedures set forth in the applicable order of the Bankruptcy Court establishing Plan voting procedures.
7.2 Acceptance by Impaired Classes.
An impaired class of Claims or Equity Interests shall have accepted the Plan if (a) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims or Allowed Equity Interests actually voting in such Class have voted to accept the Plan and (b) the holders (other than any holder designated under Section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims or Allowed Equity Interests actually voting in such Class have voted to accept the Plan.  If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.
7.3 Nonconsensual Confirmation.
If any impaired Class entitled to vote does not accept the Plan by the requisite majorities provided in Sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, or if any impaired class is deemed to have rejected the Plan, the Debtor reserves the right (a) to seek confirmation of the Plan under Section 1129(b) of the Bankruptcy Code; and/or (b) to amend the Plan in accordance with Section 12.3 of the Plan.

ARTICLE VIII

EXECUTORY CONTRACTS, UNEXPIRED LEASES, POST-PETITION
CONTRACTS AND RETIREE AND COMPENSATION BENEFITS

8.1 Assumption of Executory Contracts and Unexpired Leases.
Pursuant to Sections 1123(b)(2) and 365(a) of the Bankruptcy Code, any executory contract or unexpired lease (excluding insurance policies) that (i) has not expired by its own terms on or prior to the Confirmation Date, (ii) has not been assumed, assumed and assigned or rejected with the approval of the Bankruptcy Court on or prior to the Confirmation Date, (iii) is not the subject of a motion to assume or reject which is pending at the time of the Confirmation Date, or (iv) is not designated by Auctus as being an executory contract or unexpired lease to be rejected at the time of confirmation of this Plan, shall be deemed assumed on the Effective Date.  The entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumption pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code.
8.2 Payments Related to The Assumption of Executory Contracts And Unexpired Leases.
(a) Payment of Claims Arising From Assumed Contracts And Leases.  Any Allowed Claims arising from the assumption of an executory contract or unexpired lease will receive, in full and complete satisfaction, settlement, release and discharge of such Claims, payment in the ordinary course of business as and when such Allowed Claims become due pursuant to such executory contract or unexpired lease.
(b) Disputed Claims and Bar Date.  If there is a dispute regarding (i) the amount of any claim arising from the assumption or rejection of an executory contract or unexpired lease, (ii) the ability of the Debtor or any assignee to provide “adequate assurance of future performance,” within the meaning of Section 365 of the Bankruptcy Code, under a contract or lease to be assumed, or (iii) any other matter pertaining to the assumption or assumption and assignment of any contract or lease, the payment of any Claim related to the foregoing will be made following entry of a Final Order resolving the dispute and approving the assumption.
8.3 Rejection Damage Claims.
If the rejection of an executory contract or unexpired lease by the Debtor results in a Claim by the other party or parties to such contract or lease, any claim for damages, if not previously evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Estate, the Reorganized Debtor and their respective properties, agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Proponents on or before thirty (30) days following the later to occur of: (a) the rejection of such executory contract or unexpired lease, and (b) the Confirmation Date.  Unless otherwise ordered by the Bankruptcy Court or provided in the Plan, all such Claims for which proofs of claim are timely filed will be treated as General Unsecured Claims subject to the provisions of the Plan.  The Debtor, the Reorganized Debtor or Auctus shall have the right to object to any such Claim for rejection damages in accordance with the Plan.

ARTICLE IX

RELEASE AND DISCHARGE OF CLAIMS

9.1 Discharge.

Except as otherwise expressly provided in Section 1141 of the Bankruptcy Code or the Plan, the distributions made pursuant to and in accordance with the applicable terms and conditions of the Plan are in full and final discharge as against the Debtor and the Reorganized Debtor of any debt or obligation of the Debtor that arose before the Effective Date, and any debt of the Debtor of a kind specified in Section 502(g), 502(h), or 502(i) of the Bankruptcy Code, and all Claims against the Debtor or the Estate of any nature, including, without limitation, any setoff claims and/or any interest accrued on any Claim from and after the Petition Date, whether or not: (a) a proof of claim based on such debt, obligation or Equity Interest is filed or deemed filed under Section 501 of the Bankruptcy Code, (b) such Claim is Allowed under Section 502 of the Bankruptcy Code, or (c) the holder of such Claim has accepted the Plan.

9.2 Injunction Relating to the Plan.

As of the Effective Date, all Persons are hereby permanently enjoined from commencing, continuing or enforcing in any manner or in any place, any action or other proceeding, whether directly, indirectly, derivatively or otherwise against the Debtor, the Estate or the Reorganized Debtor, on account of, or respecting any Claims, debts, rights, obligations, Causes of Action or liabilities discharged pursuant to the Plan, except to the extent expressly permitted under the Plan.

9.3 Releases.
(A) DEBTOR RELEASES.  NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, AS OF THE EFFECTIVE DATE, FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR, THE DEBTOR AND ITS CURRENT AND FORMER AFFILIATES AND REPRENTATIVES AND THE ESTATE SHALL BE DEEMED TO HAVE PROVIDED A FULL, COMPLETE, UNCONDITIONAL AND IRREVOCABLE RELEASE TO (i) THE DEBTOR’S CURRENT OFFICERS, DIRECTORS, AGENTS AND PROFESSIONALS AND (ii) AUCTUS FUNDS, LLC, AND ITS CURRENT OFFICERS, DIRECTORS, AGENTS AND PROFESSIONALS (EACH, A “RELEASED PARTY,” AND COLLECTIVELY, THE “RELEASED PARTIES”) AND EACH SUCH RELEASED PARTY SO RELEASED SHALL BE DEEMED RELEASED BY THE DEBTOR AND ITS AFFILIATE AND REPRESENTATIVES AND THE ESTATE FROM ANY AND ALL CLAIMS, CAUSES OF ACTION AND ANY OTHER DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS, REMEDIES AND LIABILITIES WHATSOEVER, WHETHER ACCRUED OR UNACCRUED, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING BEFORE THE EFFECTIVE DATE, AS OF THE EFFECTIVE DATE OR ARISING THEREAFTER, IN LAW, AT EQUITY, WHETHER FOR TORT, CONTRACT, VIOLATIONS OF STATUTES (INCLUDING BUT NOT LIMITED TO THE FEDERAL OR STATE SECURITIES LAWS), OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, OR OTHER OCCURRENCE OR CIRCUMSTANCES EXISTING OR TAKING PLACE PRIOR TO OR ON THE EFFECTIVE DATE ARISING FROM OR RELATED IN ANY WAY TO THE DEBTOR, INCLUDING, WITHOUT LIMITATION, THOSE THAT THE DEBTOR WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT OR THAT ANY HOLDER OF A CLAIM OR EQUITY INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT FOR OR ON BEHALF OF THE DEBTOR OR THE ESTATE, INCLUDING WITHOUT LIMITIATION THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASE OR THE PLAN; PROVIDED, HOWEVER, THAT THE FOREGOING RELEASE SHALL NOT PROHIBIT THE DEBTOR OR THE ESTATE FROM ASSERTING ANY AND ALL DEFENSES AND COUNTERCLAIMS IN RESPECT OF ANY DISPUTED CLAIM ASSERTED BY ANY RELEASED PARTIES; PROVIDED FURTHER, THAT THE FOREGOING PROVISIONS OF THIS SECTION 6.19(a) SHALL HAVE NO EFFECT ON THE LIABILITY OF THE DEBTOR’S CURRENT DIRECTORS AND OFFICERS, THE DEBTOR’S DIRECTORS AND OFFICERS THAT SERVED IN SUCH CAPACITY AS OF THE PETITION DATE, THE DEBTOR’S PROFESSIONALS, AND THE REPRESENTATIVES OF EACH OF THE FOREGOING THAT RESULTS FROM ANY ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  NOTWITHSTANDING THE FOREGOING, THE DEBTOR DOES NOT RELEASE ANY AVOIDANCE ACTIONS TO AVOID ANY PERFECTION OF ANY SECURITY INTERESTS IN AND/OR LIENS AGAINST ANY OF THE DEBTOR’S TANGILBE AND/OR INTANGIBLE PROPERTY GRANTED BY THE DEBTOR WHICH PERFECTION ALLEGEDLY OCCURRED WITHIN ONE YEAR OF THE PETITION DATE.
(B) CREDITOR RELEASES.  EXCEPT AS OTHERWISE SET FORTH IN THE PLAN, AS OF THE EFFECTIVE DATE, IN CONSIDERATION FOR, AMONG OTHER THINGS, THE OBLIGATIONS OF THE DEBTOR UNDER THE PLAN AND OTHER CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS OR DOCUMENTS TO BE ENTERED INTO OR DELIVERED IN CONNECTION WITH THE PLAN, (A) EACH HOLDER OF A CLAIM OR INTEREST THAT VOTES IN FAVOR OF THE PLAN AND (B) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, EACH PERSON THAT HAS HELD, HOLDS OR MAY HOLD A CLAIM OR EQUITY INTEREST OR AT ANY TIME WAS A CREDITOR OR EQUITY HOLDER OF THE DEBTOR AND THAT DOES NOT VOTE ON THE PLAN OR VOTES AGAINST THE PLAN, IN EACH CASE WILL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, RIGHTS, CAUSES OF ACTION AND LIABILITIES (OTHER THAN THE RIGHT TO ENFORCE THE REORGANIZED DEBTOR’S OBLIGATIONS UNDER THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS AND DOCUMENTS DELIVERED, OR THAT REMAIN IN EFFECT, UNDER THE PLAN), WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING IN LAW, EQUITY OR OTHERWISE, THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTOR, THE BANKRUPTCY CASE OR THE PLAN THAT SUCH ENTITY HAS, HAD OR MAY HAVE AGAINST THE DEBTOR, THE ESTATE, THE ESTATE’S ASSETS, THE REORGANIZED DEBTOR AND/OR THE REORGANIZED DEBTOR’S ASSETS.
9.4 Cancellation of Existing Indebtedness and Liens.
Except as is otherwise provided in the Plan, on the Effective Date: (a) all credit agreements, promissory notes, mortgages, security agreements, invoices, contracts, agreements and any other documents or instruments evidencing Claims against the Debtor, together with any and all Liens securing same, including without limitation any rights of setoff, shall be canceled, discharged and released without further act or action by any Person under any applicable agreement, law, regulation, order or rule, (b) the obligations of the Debtor thereunder shall be deemed cancelled, discharged and released, and (c) all of the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, will revert to the Reorganized Debtor.  To the extent deemed necessary or advisable by the Proponents, any holder of a Claim shall promptly provide the Reorganized Debtor with an appropriate instrument of cancellation, discharge or release, as the case may be, in suitable form for recording wherever necessary to evidence such cancellation, discharge or release, including the cancellation, discharge or release of any Lien securing such Claim.

9.5 Exculpation.
As of the Effective Date, the Debtor, its directors, officers, employees, agents and professionals (including professional firms and individuals within such firms) and Auctus, its directors, officers, employees, agents and professionals (including professional firms and individuals within such firms) shall be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.  To the fullest extent permitted by Section 1125(e) of the Bankruptcy Code, the Debtor, its directors, trustees, officers, employees, and professionals (including professional firms and individuals within such firms), and Auctus, its directors, officers, employees, agents and professionals (including professional firms and individuals within such firms) shall not have or incur any liability to any holder of any Claim against or Interest in or any other Person for any act or omission taken or not taken in good faith in connection with, or arising out of, the Chapter 11 Case, the Disclosure Statement, the Plan, or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any act taken or omitted to be taken during the Chapter 11 Case, including, without limiting the generality of the foregoing, all retentions, motions and applications, the Disclosure Statement, the pursuit of approval of the Disclosure Statement, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, and, without limitation, the steps taken to effectuate the transactions described in Article 6.8 of the Plan, except for acts or omissions constituting fraud, willful misconduct or gross negligence as determined by a Final Order; and in all respects such parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.
9.6 Setoffs.
Except as otherwise provided in the Plan, nothing contained in the Plan shall constitute a waiver or release by the Debtor, the Estate and/or the Reorganized Debtor of any rights of setoff each may have against any Person.

ARTICLE X

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE OF THE PLAN
10.1 Conditions Precedent to Effectiveness.
Subject to Section 10.2 of the Plan, the following are conditions precedent to the occurrence of the Effective Date:
(a) The Confirmation Order, in form and substance reasonably acceptable to Auctus shall have been entered by the Bankruptcy Court and shall not be subject to any stay;
(b) The Debtor shall have received commitments for new financing, not including the Minimum Contribution, pursuant to Sections 4.3(c)(ii) and/or 5.2 of the Plan in an amount of not less than $2,000,000.00, to be funded as soon as practicable following the Effective Date;
(c) The assumption of the Debtor’s executory contracts and unexpired leases, on terms and conditions (including the modification of such agreements) acceptable to Auctus in its sole discretion, shall have been approved by an order of the Bankruptcy Court; and
(d) The Confirmation Order shall have become a Final Order.
10.2 Waiver of Conditions.
Except for the condition set forth in Section 10.1(a) of the Plan, Auctus may, in its sole discretion, waive the conditions precedent to the effectiveness of the Plan set forth in Section 10.1 by filing a notice of waiver with the Bankruptcy Court.  The failure to satisfy or waive any condition precedent to the occurrence of the Effective Date may be asserted by Auctus regardless of the circumstances giving rise to the failure of such condition to be satisfied.
10.3 Effect of Non-occurrence of Conditions to the Effective Date.
If the Effective Date has not occurred within six (6) months after the Confirmation Date, then the Plan shall be null and void in all respects and nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtor, or (b) prejudice in any manner the rights of the Debtor or any other Person or constitute an admission, acknowledgement, offer or undertaking by the Debtor or any other Person.
10.4 Notice of Occurrence of Effective Date.
As soon as practicable following the Effective Date, the Debtor shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date, that specifies, among other things, the date on which the Effective Date occurred.

ARTICLE XI

RETENTION OF JURISDICTION
11.1 From and after the occurrence of the Effective Date, the Bankruptcy Court shall have jurisdiction over the matters arising out of, and related to, the Bankruptcy Case and the Plan, as legally permissible, pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code including, without limitation:
(a) To hear and determine any and all objections to the allowance, disallowance, determination, liquidation, classification or estimation of any Claims or Equity Interests or any controversies as to the priority and classification of any Claims (or any security with respect thereto) or Equity Interests or to estimate any Disputed Claim;
(b) To hear and determine any and all applications by Professionals for compensation and reimbursement of expenses, authorized pursuant to the Plan or the Bankruptcy Code;
(c) To hear and determine any and all applications (whether or not pending at or on the Confirmation Date) related to the rejection, assumption or assumption and assignment of executory contracts and unexpired leases to which the Debtor is a party, and to hear, determine and allow any Claims resulting therefrom;
(d) To enforce and adjudicate the provisions of the Plan subject to the terms of the Plan;
(e) To correct any defect, cure any omission, or reconcile any inconsistency in the Plan or in the Confirmation Order as may be necessary to carry out the purpose and the intent of the Plan;
(f) To determine any Claim or liability to a governmental unit which may be asserted as a result of the transactions contemplated in the Plan;
(g) To hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;
(h) To determine such other matters as may be necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;
(i) To resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, enforcement or vacatur of the Plan or any Person’s obligations incurred in connection with the Plan;
(j) To issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation or enforcement of the Plan, except as otherwise provided herein;
(k) To determine any other matters that may arise in connection with the Plan, the Disclosure Statement, the Confirmation Order or any other contract, instrument, release, indenture or other agreement or document created in connection with the foregoing;
(l) To resolve any cases, controversies, suits or disputes with respect to releases, injunctions and other provisions contained in Article IX hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions or other provisions;
(m) To hear and determine any Claims, rights, demands and Causes of Action arising prior to the Effective Date preserved pursuant to the Plan, including, but not limited to, any Causes of Action against John M. Desmarais and/or Tuxis Trust to avoid the Debtor’s granting to John M. Desmarais and/or Tuxis Trust of any security interest in and/or lien against any of the Debtor’s tangible and/or intangible personal property allegedly securing the Tuxis Note and/or the Desmarais Note; and
(n) To enter an order and/or final decree concluding the Bankruptcy Case.
ARTICLE XII

MISCELLANEOUS
12.1 Continuation of Injunctions or Stays Until Effective Date.
All injunctions or stays provided for in the Bankruptcy Case under Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date, except as otherwise ordered by the Bankruptcy Court upon appropriate motion and with appropriate notice.
12.2 Exemption from Transfer Taxes.
In accordance with Section 1146(c) of the Bankruptcy Code: (a) the issuance, transfer or exchange of any security under the Plan or the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, or the re-vesting, transfer or sale of any real or personal property of the Debtor pursuant to, in implementation of, or as contemplated by the Plan, (b) the making, delivery, creation, assignment, amendment or recording of any note or other obligation for the payment of money or any mortgage, deed of trust or other security interest under, in furtherance of, or in connection with the Plan, and the issuance, renewal, modification or securing of indebtedness by such means, and (c) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment.  Each recorder of deeds or similar official for any county, city or governmental unit in which any instrument under the Plan is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, transfer tax, intangible tax or similar tax.
12.3 Amendment or Modification of the Plan.
Alterations, amendments or modifications of the Plan may be proposed in writing by Auctus at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified, satisfies the conditions of Sections 1122 and 1123 of the Bankruptcy Code, and the Proponents shall have complied with Section 1125 of the Bankruptcy Code.  The Plan may be altered, amended or modified at any time before or after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of Sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under Section 1129 of the Bankruptcy Code.  A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.  The Debtor or the Reorganized Debtor may, without notice to holders of Claims (other than the Lenders) insofar as it does not materially and adversely affect the interests of any such holders, correct any defect or omission in the Plan and any exhibit to the Plan or in any Plan Document.
12.4 Severability.
If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court may, upon the request of the Proponents (and subject to reasonable notice to the Lenders and an opportunity to object to the extent that the applicable term or provision of the Plan affects the Lenders), alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alternation or interpretation.  The Confirmation Order shall constitute a judicial determination that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable according to its terms.
12.5 Revocation or Withdrawal of the Plan.
Auctus reserves the right to revoke or withdraw the Plan prior to the Confirmation Date.  If the Proponents revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void.
12.6 Binding Effect.
The rights, duties and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such Person.

12.7 Notices.
All notices, requests and demands to or upon the Debtor, the Reorganized Debtor or Auctus shall only be effective if in writing and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and confirmed, addressed as follows:

If to the Debtor or the Reorganized Debtor:

40 Marcus Drive, Suite One
Melville, NY 11747
Phone:  (631) 760-8400

Attention: Mark Weinreb

With copies to:

Certilman Balin Adler & Hyman, LLP
Richard McCord, Esq.
Robert D. Nosek, Esq.
90 Merrick Avenue, 9th Floor
East Meadow, NY 11554
Telephone: (516) 296-7000
Email: rnosek@certilmanbalin.com

If to Auctus:

Auctus Fund LLC
545 Boylston St.
Boston, MA 02116
Phone:  (617) 209-6232

Attention: Mr. Al Sollami

With copies to:

Murphy & King, Professional Corporation
One Beacon Street
Boston, MA 02108
Harold B. Murphy, Esq.
William R. Moorman, Jr., Esq.
Telephone: (617) 423-0400
E-mail: hmurphy@murphyking.com
E-mail: wmoorman@murphyking.com

12.8 Governing Law.
Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.
12.9 Withholding and Reporting Requirements.
In connection with the consummation of the Plan, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.
12.10 Post-Confirmation Fees, Final Decree.
The Reorganized Debtor will be responsible for timely payment of fees incurred pursuant to 28 U.S.C. § 1930(a)(6).  After confirmation, the Reorganized Debtor will serve the United States Trustee with a monthly financial report for each month (or portion thereof) these bankruptcy cases remain open.  The Reorganized Debtor may request that these bankruptcy cases be closed notwithstanding that there may be proceedings relating to Disputed Claims still pending.  The monthly financial report shall include the following:

(a)	A statement of all disbursements made during the course of the quarter, whether or not pursuant to the Plan;

(b)
A summary, by class, of amounts distributed or property transferred to each recipient under the plan, and an explanation of the failure to make any distributions or transfers of property under the Plan;

(c)	The Reorganized Debtor’s projections as to their continuing ability to comply with the terms of the Plan;

(d)	A description of any other factors which may materially affect the Reorganized Debtor’s ability to consummate the Plan; and

(e)	An estimated date when an application for final decree will be filed with the court (in the case of the final monthly report, the date the decree was filed).

12.11 Headings.
Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

12.12 Inconsistency.
In the event of any inconsistency between the Plan and the Disclosure Statement or any other instrument or document created or executed pursuant to the Plan, the terms of the Plan shall govern.

BioRestorative Therapies, Inc., /s/Mark Weinreb By: Mark Weinreb Its: President	Auctus Fund, LLC, /s/Al Sollami By: Al Sollami Its: Managing Member

Counsel for BioRestorative Therapies, Inc.,

/s/Robert D. Nosek
Richard McCord, Esq.
Robert D. Nosek, Esq.
CERTILMAN BALIN ADLER & HYMAN, LLP
90 Merrick Avenue, 9th Floor
East Meadow, NY 11554
Telephone: (516) 296-7000
Facsimile:  (516) 296-7111
Email: rnosek@certilmanbalin.com

Counsel for Auctus Fund, LLC,

/s/William R. Moorman, Jr.
Harold B. Murphy, Esq.
William R. Moorman, Jr., Esq.
MURPHY& KING, P.C.
One Beacon Street
Boston, MA  02108
Telephone:  (617) 423-0400
Facsimile:   (617) 423-0498
Email:  wmoorman@murphyking.com

Dated:  August 7, 2020

BioRestorative Therapies, Inc.
Year 1 Monthly Operating Plan

	Month 1	Month 2	Month 3	Month 4	Month 5	Month 6	Month 7	Month 8	Month 9	Month 10	Month 11	Month 12	Year 1
Beginning Cash													
New Receivables (RSI Royalty)													
Total Cash Before Disbursements													
Disbursements													
Rent	$ 12,438	$ 12,438	$ 12,438	$ 12,438	$ 12,438	$ 12,438	$ 12,438	$ 12,438	$ 12,438	$ 12,438	$ 12,438	$ 12,438	$ 149,260
(W-2) Gross Payroll Executive	-	-	-	-	-	-	-	-	-	-	-	-	
Chief Science Officer	18,750	18,750	18,750	18,750	18,750	18,750	18,750	18,750	18,750	18,750	18,750	18,750	225,000
Head of Quality -VP	10,417	10,417	10,417	10,417	10,417	10,417	10,417	10,417	10,417	10,417	10,417	10,417	125,000
Administrative Officer	6,250	6,250	6,250	6,250	6,250	6,250	6,250	6,250	6,250	6,250	6,250	6,250	75,000
CEO	18,750	18,750	18,750	18,750	18,750	18,750	18,750	18,750	18,750	18,750	18,750	18,750	225,000
(W-2) Gross Payroll Non-Executive													-
Li	7,083	7,083	7,083	7,083	7,083	7,083	7,083	7,083	7,083	7,083	7,083	7,083	85,000
Liu	8,333	8,333	8,333	8,333	8,333	8,333	8,333	8,333	8,333	8,333	8,333	8,333	100,000
Sharma	8,333	8,333	8,333	8,333	8,333	8,333	8,333	8,333	8,333	8,333	8,333	8,333	100,000
Employer Payroll Contributions	7,908	7,908	7,908	7,908	7,908	7,908	7,908	7,908	7,908	7,908	7,908	7,908	94,894
Lab Gas Tank Supply	326	326	326	326	326	326	326	326	326	326	326	326	3,910
Facilities Cleaning Service	600	600	600	600	600	600	600	600	600	600	600	600	7,200
IT Service	800	800	800	800	800	800	800	800	800	800	800	800	9,600
Kitchen/Breakroom Supplies	328	328	328	328	328	328	328	328	328	328	328	328	3,930
Copier Supplies and Service	126	126	126	126	126	126	126	126	126	126	126	126	1,512
Lab Coat Laundry, Rug and Sanitizer Service	250	250	250	250	250	250	250	250	250	250	250	250	3,000
Health Insurance	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	120,000
D&O Insurance (Extension; 6 Year Tail Policy)	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	120,000
Ancillary Health, Life , LTD, STD Insurance	1,877	1,877	1,877	1,877	1,877	1,877	1,877	1,877	1,877	1,877	1,877	1,877	22,523
Commercial Liability Insurance	-	-	-	-	-	-	8,000	-	-	-	-	-	8,000
Worker's Compensation Insurance	497	497	497	497	497	497	497	497	497	497	497	497	5,970
Office Phones	876	876	876	876	876	876	876	876	876	876	876	876	10,514
General Office Supplies	100	100	100	100	100	100	100	100	100	100	100	100	1,200
Utilities	2,277	2,277	2,277	2,277	2,277	2,277	2,277	2,277	2,277	2,277	2,277	2,277	27,321
Dues & Subscriptions	-	-	-	-	-	-	-	-	-	-	-	-	-
Utah T&A Expenses	-	-	-	-	-	-	-	-	-	-	-	-	-
IP Professional Services	15,000	15,000	15,000	15,000	15,000	15,000	15,000	15,000	15,000	15,000	15,000	15,000	180,000
Corporate Legal Services	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	240,000
Accounting Services	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	300,000
Lab Supplies	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	120,000
Transfer Agent	2,550	2,550	2,550	1,550	1,550	1,550	1,550	1,550	1,550	1,550	1,550	1,550	21,600
Tax Returns (Federal and State)	-	-	-	-	3,000.00	-	7,000.00	-	-	-	-	-	10,000.00
Net Operating Expenses	$ 198,870	$ 198,870	$ 198,870	$ 198,870	$ 198,870	$ 197,870	$ 212,870	$ 197,870	$ 197,870	$ 197,870	$ 197,870	$ 197,870	$ 2,394,434
													$ -
Net Operating Cash Flow	$ (198,870)	$ (198,870)	$ (198,870)	$ (197,870)	$ (200,870)	$ (197,870)	$ (212,870)	$ (197,870)	$ (197,870)	$ (197,870)	$ (197,870)	$ (197,870)	$ (2,395,434)
													$ -
	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Total Monthly Funding Need	$ 198,870	$ 198,870	$ 198,870	$ 198,870	$ 198,870	$ 197,870	$ 212,870	$ 197,870	$ 197,870	$ 197,870	$ 197,870	$ 197,870	$ 2,394,434
	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Total Cumulative Funding Need	$ 198,870	$ 397,739	$ 596,609	$ 795,478	$ 994,348	$ 1,192,217	$ 1,405,087	$ 1,602,956	$ 1,800,826	$ 1,998,695	$ 2,196,565	$ 2,394,434	$ 2,394,434

C-1

BioRestorative Therapies, Inc. - Projected Clinical Costs ThermoStem Program

Yearly Expenses

Operating Expense	**Yearly Total**	**Month 1**	**Month 2**	**Month 3**	**Month 4**	**Month 5**	**Month 6**	**Month 7**	**Month 8**	**Month 9**	**Month 10**	**Month 11**	**Month 12**
Position	**Salary/Year**												
Research Technicians	$ 45,000.00	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000
Research Technicians	$ 45,000.00	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000
Research Technicians	$ -												
Research Technicians	$ -												
Research Technicians	$ -												
Research Technicians	$ -												
Research Technicians	$ -												
Research Technicians	$ -												
Molecular Biologist	$ -												
Director of Cell Biology	$ 112,500.00	12,500	12,500	12,500	12,500	12,500	12,500	12,500	12,500	12,500	12,500	12,500	12,500
Research Scientist (Bioengineer) (JL)		10,416	10,416	10,416	10,416	10,416	10,416	10,416	10,416	10,416	10,416	10,416	10,416
Research Scientist (RS)	$ 82,494.00	9,166	9,166	9,166	9,166	9,166	9,166	9,166	9,166	9,166	9,166	9,166	9,166
Research Scientist (ZL)	$ -												
VP of Research and Development (FS)	$ -												
ThermoStem Medical Director	$ -												
Pre-IND Development	$ -												
Scientific Advisory Board (WM)	$ -												
Misc. Consulting	$ -												
Operating Expense Year Total	**$ 378,738.00**	42,082	42,082	42,082	42,082	42,082	42,082	42,082	42,082	42,082			
Research Development Costs													
Manufacturing Supplies	$ 45,000.00	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000
Consumables	$ 59,994.00	6,666	6,666	6,666	6,666	6,666	6,666	6,666	6,666	6,666	6,666	6,666	6,666
Genomic/Proteiomic Supplies	$ 9,000.00	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Cell Culture Supplies	$ 45,000.00	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000
Intellectual Property (K&L Gates)	$ 18,000.00	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000
Molecular Biology	$ 45,000.00	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000
Third Party Development	$ 45,000.00	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000
Research Dev. Costs Year Total	**$ 355,992.00**	29,666	29,666	29,666	29,666	29,666	29,666	29,666	29,666	29,666	29,666	29,666	29,666
Pre-Clinical/Year - Animal Studies													
Device/Implantation Exp.	$ 225,000.00	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000
Indication Development Exp.	$ 18,000.00	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000	2,000
Pre-Clin. Animal Studies Year Total	**$ 324,000.00**	27,000	27,000	27,000	27,000	27,000	27,000	27,000	27,000	27,000	27,000	27,000	27,000
Yearly Total	**$ 1,058,730.00**	**$ 98,748.00**	**$ 98,748.00**	**$ 98,748.00**	**$ 98,748.00**	**$ 98,748.00**	**$ 98,748.00**	**$ 98,748.00**	**$ 98,748.00**	**$ 98,748.00**	**$ 56,666.00**	**$ 56,666.00**	**$ 56,666.00**

C-2

BioRestorative Therapies, Inc. - Projected Clinical Costs BRTX-100

	Month 1	Month 2	Month 3	Month 4	Month 5	Month 6	Month 7	Month 8	Month 9	Month 10	Month 11	Month 12
Laboratory Operations (Disc)	$ 500,000.00	$ 137,500.00	$ 137,500.00	$ 137,500.00	$ 137,500.00	$ 150,000.00	$ 150,000.00	$ 150,000.00	$ 150,000.00	$ 75,000.00	$ 75,000.00	$ 75,000.00
Clinical Trial Operations (CRO)						$2,864,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33
Total	$ 500,000.00	$ 137,500.00	$ 137,500.00	$ 137,500.00	$ 137,500.00	$3,014,583.33	$ 264,583.33	$ 264,583.33	$ 264,583.33	$ 189,583.33	$ 189,583.33	$ 189,583.33

BioRestorative Therapies, Inc. - Projected Clinical

	Month 13	Month 14	Month 15	Month 16	Month 17	Month 18	Month 19	Month 20	Month 21	Month 22	Month 23	Month 24
Laboratory Operations (Disc)	$ 75,000.00	$ 75,000.00	$ 75,000.00	$ 75,000.00	$ 75,000.00							
Clinical Trial Operations (CRO)	$ 114,583.33	$ 114,583.33	$114,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33
Total	$ 189,583.33	$ 189,583.33	$189,583.33	$ 189,583.33	$ 189,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33

BioRestorative Therapies, Inc. - Projected Clinical

	Month 25	Month 26	Month 27	Month 28	Month 29	Totals
Laboratory Operations (Disc)						$ 2,250,000.00
Clinical Trial Operations (CRO)	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 5,499,999.99
Total	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 114,583.33	$ 7,749,999.99

BioRestorative Therapies, Inc.
Liquidation Analysis

Asset Liquidation	Value at Conversion	*Recov %*	Est. Recovery
Cash at Conversion	-	*100%*	-
Deposits	-	*100%*	-
Furniture, Fixtures & Equipment	29,475	*50%*	14,738
Lab Equipment	18,000	*50%*	9,000
Patents/License (book value)	854,000	*60%*	512,400
Total Proceeds			536,138
Secured Claims			
Auctus Fund, LLC (DIP)			(1,300,000)
John Desmarias			(357,000)
Costs Associated with Chapter 11 and Chapter 7			
Chapter 11 Administrative Expenses			
Chapter 11 Professional Fees			(82,500)
Priority Claims			(110,000)
Chapter 7 Administrative Expenses			
Chapter 7 Trustee Commission			(15,000)
Chapter 7 Counsel			(25,000)
Chapter 7 Auctioneer			(5,000)
Chapter 7 Accountant			(10,000)
Total Wind-Down Expenses			
Cash Available for Distribution			**-**
Total Unsecured Claims			14,796,000
Distribution to Unsecureds			-
Recovery %			**0%**

Notes:

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